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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Magellan Health, Inc.
(Name of Registrant as Specified In Its Charter)
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MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road
Suite 4400
Scottsdale, Arizona 85251
MagellanHealth.com

April 10, 2015

Dear Shareholder:

        You are cordially invited to attend the 2015 annual meeting of shareholders of Magellan Health, Inc., to be held on Wednesday, May 20, 2015 at 7:30 a.m., local time, at the W Scottsdale Hotel, 7277 East Camelback Road, Scottsdale, Arizona 85251.

        This year, four (4) directors are nominated for election to our board of directors. At the meeting, shareholders will be asked to: (i) elect four (4) directors, three (3) of whom will serve until our 2018 annual meeting and one (1) of whom will serve until our 2017 annual meeting; (ii) approve, in an advisory vote, the compensation of our named executive officers; (iii) ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2015; and (iv) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

        It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date the enclosed proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to obtain a proxy form from the institution that holds your shares reflecting your stock ownership as of the record date, to be able to vote by ballot at the meeting.

        We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

        Registration and seating will begin at 7:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present a valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence their stock ownership as of the record date.

Sincerely,

Barry M. Smith Chairman and Chief Executive Officer

MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road
Suite 4400
Scottsdale, AZ 85251
MagellanHealth.com

Notice of Annual Meeting of Shareholders

TIME AND DATE	7:30 a.m., local time, on Wednesday, May 20, 2015
PLACE	The W Scottsdale Hotel, 7277 East Camelback Road, Scottsdale, Arizona 85251.
PURPOSE	(1)	To elect four (4) members of the board of directors, three (3) of whom will serve until our 2018 annual meeting and one (1) of whom will serve until our 2017 annual meeting;
	(2)	To approve, in an advisory vote, the compensation of our named executive officers;
	(3)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2015; and
	(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a shareholder of record at the close of business on March 31, 2015.
PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you, or by following the online voting instructions. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2015:

        Our proxy statement and form of proxy are enclosed along with our 2014 Annual Report to Shareholders. These materials are also available on our website at ir.MagellanHealth.com/financials.cfm.

DANIEL N. GREGOIRE Secretary

Scottsdale, Arizona
April 10, 2015

i

ii

MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road
Suite 4400
Scottsdale, Arizona 85251

Proxy Statement for Annual Meeting of Shareholders
to be Held May 20, 2015

INTRODUCTION

        This proxy statement is being furnished to shareholders of Magellan Health, Inc., a Delaware corporation (the "company" or "we" or "us"), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Wednesday, May 20, 2015, at 7:30 a.m., local time, at the W Scottsdale Hotel, 7277 East Camelback Road, Scottsdale, Arizona 85251, and any adjournment or postponement thereof. This proxy statement is dated April 10, 2015, and is first being mailed to shareholders along with the related form of proxy on or about April 10, 2015.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will be asked to consider and vote upon three proposals: (i) to elect four (4) directors, three (3) of whom will serve until the 2018 annual meeting and one (1) of whom will serve until the 2017 annual meeting ("Proposal Number One"); (ii) to approve, in an advisory vote, the compensation of our named executive officers ("Proposal Number Two"); and (iii) to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2015 ("Proposal Number Three"). In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 31, 2015, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Ordinary Common Stock, par value $.01 per share ("shares" or "common stock"), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

        The presence at the meeting, in person or by proxy, of shareholders representing a majority of the votes which all shareholders are entitled to cast on the election of directors or any other matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 31, 2015, the approximate number of holders of record of our common stock was 281 and 27,326,375 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 13,663,188 votes is required to establish a quorum.

        Under our by-laws, abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting and entitled to vote. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Under the rules of the U.S. Securities and Exchange Commission (the "SEC") and other rules applicable to brokers, brokerage firms holding shares on behalf of their clients do not have the authority to vote on discretionary matters, including Proposals Number One and Two. As a result, abstentions and broker non-votes will not have any effect on Proposal Numbers One and Two.

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the meeting. It will have the effect of a vote against the director under our majority voting policy for directors.

How do I vote?

        If you are a registered shareholder on the record date and complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may deliver your completed proxy card in person. You may also vote online by accessing voteproxy.com and following the on-screen instructions, using the information and control number set forth on your proxy card. You may vote online at any time prior to 11:59 p.m. EST on the day before the meeting.

        If your shares are held on the record date by a broker (held "in street name") and you wish to vote at the meeting in person or by proxy, you must obtain and follow directions from your broker as to how to have your shares voted or obtain a proxy form from your broker to evidence your ownership and voting rights. In all cases, your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

        Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors in Proposal Number One; (b) FOR approval of the compensation of our named executive officers in Proposal Number Two; and (c) FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year 2015 in Proposal Number Three. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 3.2% of the shares of common stock issued and outstanding as of March 31, 2015) in favor of election of the nominee directors in Proposal Number One, in favor of approval of our executive compensation in Proposal Number Two, and in favor of ratification of our auditors for the fiscal year 2015 in Proposal Number Three, as presented in this proxy statement.

Can I change my vote?

        Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted by either: (i) filing a written revocation or a duly executed proxy bearing a later date, by mail and received before the annual meeting, with Daniel N. Gregoire, our Secretary, at Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251; (ii) appearing at the annual meeting and voting in person; or (iii) casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

        Election of Directors.    Under applicable law, the affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors, is required to elect the directors proposed in Proposal Number One. This means that the individuals nominated for election to the board of directors who receive the most FOR votes, among the votes properly cast, will be elected. We recently adopted a corporate governance guideline which includes a majority voting policy for directors. Under this policy, in an uncontested election, if any director nominee receives an equal or greater number of votes to WITHHOLD AUTHORITY from his or her election compared to votes FOR such election, then the director nominee must tender his or her resignation. The Nominating and Corporate Governance Committee of the board is then required to make a recommendation to the full board whether to accept or reject the resignation. The board will then decide whether to accept or reject the nominee's resignation. For additional information regarding our majority voting policy for directors, see "Corporate Governance and Related Matters—Majority Voting Policy."

        Compensation of Executive Officers.    Proposal Number Two is advisory in nature and is non-binding. The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve Proposal Number Two.

        Ratification of Independent Auditors.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve Proposal Number Three.

Important Message about Voting Your Shares

        SEC rules and other applicable rules govern how shares held in brokerage accounts are voted on several types of matters. If you do not vote your shares on Proposal Number One (election of directors) and Proposal Number Two (compensation of named executive officers), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Therefore, it is very important that you vote your shares on all items, including the election of directors.

        We will post the results of the voting on our website at MagellanHealth.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2015

        Under the rules of the SEC, we have chosen to deliver proxy materials to shareholders under the "full set delivery option," i.e. by providing paper copies of the company's full proxy statement and form of proxy. These materials are also available on our website at ir.MagellanHealth.com/financials.cfm.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

        The following table sets forth certain information as of March 31, 2015 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc.(2)	2,498,902	9.1
55 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(3)	1,866,968	6.8
100 Vanguard Boulevard Malvern, PA 19355
RS Investment Management Co. LLC(4)	1,578,872	5.8
One Bush Street, Suite 900 San Francisco, CA 94104
Dimensional Fund Advisors LP(5)	1,477,757	5.4
Building One 6300 Bee Cave Road Austin, TX 78746

(1)
The information regarding the beneficial ownership of common stock by each named entity is included in reliance on its reports filed with the SEC, except that the percentage of common stock beneficially owned is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and on 27,326,375 shares of common stock issued and outstanding as of 3/31/15.

(2)
Based on information set forth in Amendment No. 5 to Schedule 13G filed on 1/12/15, BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which exercise investment control over accounts that hold company shares: BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, Black Rock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management (Australia) Limited and BlackRock Life Limited.

(3)
Based on information set forth in Amendment No. 4 to Schedule 13G filed on 2/09/15. The Vanguard Group, Inc. is the investment manager of collective trust accounts which hold company shares. Includes shares held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary.

(4)
Based on information set forth in Schedule 13G filed on 2/11/15. RS Investment Management Co. LLC is an investment adviser which advises various registered investment companies and separately managed accounts.

(5)
Based on information set forth in Schedule 13G filed on 2/05/15. Dimensional Fund Advisors LP is an investment adviser which advises various registered investment companies and certain other commingled funds, group trusts and separate accounts.

How much stock do your executive officers and directors own?

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2015 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers (including these listed under "Executive Officers" below) as a group.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)(2)	Percent of Class(3)
John O. Agwunobi, M.D.	915	*
Eran Broshy	10,730	*
Michael Diament	39,882	*
Perry G. Fine, M.D.	2,104	*
Kay Coles James	1,642	*
Robert M. Le Blanc	44,163	*
William J. McBride	39,882	*
Michael P. Ressner	39,882	*
Mary F. Sammons	9,280	*
Barry M. Smith	194,061	*
Jonathan N. Rubin	80,390	*
Sam K. Srivastava	28,021	*
Tina Blasi	88,645	*
Daniel N. Gregoire	116,299	*
All directors and executive officers as a group (16 persons)(4)	880,480	3.2

*
Less than 1.0% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Includes as beneficially owned stock options held by such individuals which are exercisable or vest within 60 days of 3/31/15, in accordance with SEC Rule 13d-3. The above ownership figures include the following stock options:

Name	Options Held
John O. Agwunobi, M.D.	—
Eran Broshy	—
Michael Diament	12,120
Perry G. Fine, M.D.	—
Kay Coles James	—
Robert M. Le Blanc	12,120
William J. McBride	12,120
Michael P. Ressner	12,120
Mary F. Sammons	—
Barry M. Smith	160,497
Jonathan N. Rubin	60,269
Sam K. Srivastava	27,597
Tina Blasi	77,555
Daniel N. Gregoire	104,847
All directors and executive officers as a group	575,926
(3)
The percentage of common stock beneficially owned is based upon 27,326,375 shares of common stock issued and outstanding as of the above date.

(4)
The group of executive officers also includes Robert W. Field and Caskie Lewis-Clapper.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

        Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our current executive officers, directors and greater than 10% shareholders during 2014 were filed on a timely basis.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

        The business and affairs of the company are managed under the direction of the board of directors. The size of the board is currently fixed at ten (10) directors, divided into three groups serving for staggered three-year terms. The board has been structured in this fashion to provide stability in the composition of the board and to encourage a long-term outlook by the board to allow it to formulate and implement our business plan.

        Several provisions of the company's by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under "Director Independence" below, the listing standards of the NASDAQ Global Market ("NASDAQ") require the company's board to be comprised of a majority of independent directors. Additional independence requirements under NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our chairman of the board, Mr. Smith, currently also serves as our chief executive officer. Because our chairman of the board is not considered independent under applicable rules, our by-laws provide for the designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors for which the chairman of the board otherwise would be responsible. Due to Mr. Smith's service as our chief executive officer, he is not considered independent for these purposes, and the lead director provisions of our by-laws are applicable, as described below. The board has also adopted corporate governance guidelines which address several issues with how the board functions; these guidelines are posted on the Corporate Governance section of our internet site at MagellanHealth.com.

        The board believes that combining the chairman and chief executive officer roles in Mr. Smith promotes strong and effective corporate governance. At the same time, the company's strong lead director role provides an effective means for the independent directors to exercise appropriate independent oversight of management. See "Lead Director" below.

Lead Director

        Mr. Le Blanc currently serves as the lead director of the board of directors. In that role, Mr. Le Blanc chairs the executive sessions of our independent outside (non-management) directors and meets regularly with Mr. Smith regarding major corporate strategies and policies. As part of all regularly-scheduled meetings of the board, the outside directors meet in executive session, with Mr. Le Blanc chairing the meeting, to discuss pending board matters. At present, all of the directors except Mr. Smith are independent outside directors.

        In addition, Mr. Le Blanc has been designated the lead director for purposes of receiving communications from interested parties and from shareholders. Mr. Le Blanc is considered independent under applicable independence standards. You may express your concerns to the independent directors by contacting the lead director through the communication channels set forth in the section entitled "Communications with Directors and Management" below.

Management of Risk

        The board believes that risk management oversight forms an integral part of formulating and carrying out its business strategy and plans for the company. Several risk management functions are assigned in the first instance to the Audit Committee, which oversees the company's internal audit function, the engagement of independent auditors, the design and results of the annual independent audit, the assessment of internal financial and other controls, and the risk management function of the company's legal and compliance staffs. However, the full board regularly considers risk management issues during its normal decision-making processes. In addition, the Management Compensation Committee considers the risks arising out of the company's compensation policies and practices.

        The Audit Committee oversees an enterprise-wide risk management process which is coordinated by the company's internal auditors and includes the identification and evaluation of risks through interviews with key members of management. The Audit Committee is charged under its charter with reviewing the effectiveness of the company's processes for assessing and managing significant risks and reviewing the steps that management has taken to minimize those risks. It considers and reviews with management, the company's independent auditors and the head of the company's internal audit function, the effectiveness of or weaknesses in the company's internal controls, including information systems and security, the overall control environment and accounting and financial controls. It reviews with the head of the company's internal audit function (independent of other members of senior management) and the independent auditors the coordination of their audit efforts to assure completeness of coverage of key business controls and risk areas, reduction of redundant efforts and the effective use of audit resources. The Audit Committee also regularly reviews risk management matters with the company's general counsel.

Committees of the Board of Directors

        The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. The standards for determining director independence are discussed under "Director Independence" below. The functions, responsibilities and members of each of the committees are also described below. Each committee operates under a charter which is available in the Corporate Governance section of our website at MagellanHealth.com.

        Audit Committee.    The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to our shareholders, our periodic financial reports filed with the SEC, the system of internal controls that management and the board of directors have established, and the audit process. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter adopted by the board of directors which is available on our website at MagellanHealth.com. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company's internal audit staff and current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company's internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company's "whistle blower" policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company's expense.

        The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of whom is appointed chairperson. The committee is required to meet at least five times per year, or more frequently as circumstances dictate. The current members of the Audit Committee are Michael Diament (chair), William McBride, Mary Sammons and Michael Ressner. The board of directors has determined that each of Messrs. Diament, McBride and Ressner and Ms. Sammons is independent for purposes of the

NASDAQ listing standards. The board has determined that Mr. Diament is an "audit committee financial expert," as defined by Item 407 of SEC Regulation S-K, and has financial sophistication, as required by NASDAQ listing standards. The board has determined that each of Messrs. Ressner and McBride and Ms. Sammons is financially literate. Each member of the Audit Committee also meets the additional independence requirements for audit committees under SEC Rule 10a-3.

        Management Compensation Committee.    The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. It has a written charter adopted by the board of directors which is available in the Corporate Governance section of our website at MagellanHealth.com. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management. The committee also reviews and approves the compensation of the chief executive officer and the other executive officers designated in this proxy statement as Named Executive Officers. The current members of the Management Compensation Committee are Mary Sammons (chair), Eran Broshy, Kay Coles James and Michael Diament. The board of directors has determined that each of Madams Sammons and James and Messrs. Broshy and Diament is independent for purposes of the NASDAQ listing standards.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee identifies and recommends individuals to the board for nomination as members of the board and its committees, oversees the company's ongoing efforts to ensure high standards of corporate governance and periodically reviews and makes recommendations to the board concerning governance issues. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter, which is available in the Corporate Governance section of our website at MagellanHealth.com. As provided in the company's by-laws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee follows in selecting nominees is described under "Process for Selecting Nominees to the Board" below. The Nominating/Corporate Governance Committee is also responsible for considering whether to accept the resignation of any director whose election or reelection does not receive a majority vote under our majority voting policy for directors. See "Majority Voting Policy" below. The current members of the Nominating/Corporate Governance Committee are Eran Broshy (chair), William McBride, Michael Ressner and Perry Fine. The board of directors has determined that each of Messrs. Broshy, McBride and Ressner and Dr. Fine is independent for purposes of the NASDAQ listing standards.

Number of Meetings and Attendance

        During 2014, the full board of directors held 12 meetings, the Audit Committee held five meetings, the Management Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held five meetings. Each of the incumbent directors attended all of the 2014 meetings of the board of directors and all of the 2014 meetings of the Audit, Management Compensation and Nominating/Corporate Governance Committees of which they were a member, except that Dr. Fine and Mr. Broshy each did not attend one meeting of the full board. As a result, each director attended at least 80% of the relevant board and committee meetings.

        While the board does not have a written policy regarding board member attendance at annual shareholder meetings, all members are encouraged to attend, and the decision to recommend an incumbent board member for re-nomination takes into account, among other criteria, the number of meetings attended and level of participation. All of the directors then serving attended the 2014 annual meeting of shareholders.

Director' Compensation

        The following table sets forth, for the year ended December 31, 2014, the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company. During 2014, Mr. Smith served as an executive officer and director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Total
	($)	($)		($)
John O. Agwunobi, M.D.(2)	5,985	55,165	(3)	61,150
Eran Broshy	95,500	125,020		220,520
Michael S. Diament	128,000	125,020		253,020
S. Perry Fine, M.D.	25,500	125,020		150,520
Kay Coles James(4)	26,500	103,742	(5)	130,242
Robert M. LeBlanc	88,000	125,020		213,020
William J. McBride	111,000	125,020		236,020
Michael P. Ressner	108,500	125,020		233,520
Mary F. Sammons	112,000	125,020		237,020

(1)
The amounts shown in this column represent the grant date fair values of restricted share awards calculated in accordance with FASB ASC Topic 718 on the basis of the number of shares awarded (2,104 for each of the directors other than Ms. James and Dr. Agwunobi) multiplied by the closing price of the company's stock on the day of the award, 5/21/14 ($59.42). These figures differ from the $125,000 values of stock awards contemplated by company policy due to rounding to the nearest whole share. Each of these restricted shares remained held by each director as of December 31, 2014.

(2)
Dr. Agwunobi was appointed to the board on 12/10/14.

(3)
Dr. Agwunobi received a prorated award of 915 shares of restricted stock on 12/10/14, and the closing price on that date was $60.29.

(4)
Ms. James was appointed to the board on 7/22/14.

(5)
Ms. James received a prorated award of 1,642 shares of restricted stock on 7/22/14, and the closing price on that date was $63.18.

        Annual Board Fees.    For their services to the company in 2014, the individuals who served as members of the board of directors during the year received the fees listed below. No compensation was paid to those members who also served as employees of the company:

Type of Fee	Committee	2014 Fee
Annual Retainer—all non-employee directors	N/A	$50,000
Committee Chair	Audit	20,000
	Compensation	20,000
	Nominating / Corporate Governance	10,000
Committee Member	Audit	15,000
	Compensation	10,000
	Nominating / Corporate Governance	10,000
Lead Director	N/A	20,000
Per meeting of the full board, attendance in person	N/A	2,000
Per meeting of the full board, attendance by telephone	N/A	1,000
Per committee meeting, attendance in person	Audit	1,500
	Compensation	1,500
	Nominating / Corporate Governance	1,500
	Special Committees	1,500
Per committee meeting, attendance by telephone	Audit	1,000
	Compensation	1,000
	Nominating / Corporate Governance	1,000
	Special Committees	1,000

        Equity Compensation.    For their services in 2014, independent directors serving as of the date of the 2014 annual meeting received awards of restricted shares under the 2011 Management Incentive Plan ("2011 MIP") with an aggregate fair market value at that time equal to $125,000, as measured by the closing price of the company's stock on that date. Directors whose service commences after the date of an annual meeting are eligible to receive an award with a lesser aggregate fair market value as determined by the board. The restricted shares vest after a one-year restriction period.

        Under the Company's Director Share Ownership Policy, non-employee directors are required to maintain a minimum share ownership position equal in value to five times the annual retainer fee applicable to board members generally. For 2014, this annual retainer fee was $50,000, and directors were required to hold shares with an aggregate fair market value equal to no less than $250,000. In order to meet this requirement, directors are permitted to accumulate shares over time through regular grants as described above. However, directors are not allowed to sell any shares unless they will retain share ownership with an aggregate fair market value equal to or greater than the required amount. Currently, all non-employee directors meet this requirement except Drs. Fine and Agwunobi and Ms. James, who recently joined the board. Those directors who are also executive officers are subject to a separate equity ownership policy which is described below under "Executive Compensation—Compensation Discussion and Analysis—Equity Ownership Policy."

        The Management Compensation Committee has the responsibility of reviewing the schedule of fees payable to directors and the design of the company's compensation of directors. Following its review of these issues, its recommendations are forwarded to the board for approval. In December 2014, following a review of comparable company data, the committee decided to recommend various changes to the schedule of fees for 2015 and the equity compensation policy applicable in 2015. The schedule of fees had not changed since 2008. The full board approved the changes at its meeting held on December 10, 2014. Under the new fee schedule, per meeting fees have been eliminated in favor of increased retainer fees. The retainer fees are as follows:

Type of Fee	Committee	2015 Fee
Annual Retainer—all non-employee directors	N/A	$80,000
Committee Chair	Audit	35,000
	Compensation	30,000
	Nominating/Corporate Governance	30,000
Committee Member	Audit	15,000
	Compensation	10,000
	Nominating/Corporate	10,000
Lead Director	N/A	30,000

        In addition, the value of the equity awards to independent directors is being increased from $125,000 to $150,000 in 2015. The awards will be made through the same process described above for 2014. In light of the increased annual retainer fee, the Director Share Ownership Policy will require directors to advance and maintain a share ownership with a market value of $400,000, or five times the $80,000 retainer.

Process for Selecting Nominees to the Board

        The Nominating/Corporate Governance Committee is responsible for, among other things, identifying, evaluating and recommending to the board and shareholders candidates for election as members of the board. The board has adopted for application by the committee in selecting candidates a set of Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available in the Corporate Governance section of the company's website at MagellanHealth.com. Shareholders may participate in the nomination of directors by two methods: by recommending individual nominees for consideration for selection as nominees by the board of directors or by directly nominating an individual to be voted on by shareholders for election as a director. For further information on the nomination of directors directly by shareholders, see "Direct Shareholder Nominations" below. The Nominating/Corporate Governance Committee will evaluate and make recommendations to the board regarding individuals properly presented by shareholders as candidates for nomination by the board.

        In general, no specific search effort must be completed to fill a director position, but the Nominating Committee may in its discretion conduct a search. In the case of a vacancy in a director position, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders. The committee may retain a search firm to assist it in identifying and evaluating candidates. The Policy for Selecting Nominees for Election as Directors provides that, in nominating candidates, the committee may take into consideration the factors that it considers appropriate. The factors listed in the policy include the candidates' personal qualities and characteristics; accomplishments and reputation in the business community; the candidate's current knowledge and contacts in the communities in which the company does business and in the company's industry; the candidate's experience with businesses and other organizations of comparable size; the candidate's ability and willingness to commit adequate time to board and committee matters; the candidate's ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; and diversity of viewpoints, background, experience and other demographics. The Nominating/Corporate Governance Committee has maintained diversity in business experience and viewpoints among board members by selecting individuals as nominees who have backgrounds in and outside of the managed healthcare industry and in finance, accounting and government. The board believes that by its selection of nominees it has promoted diversity in its membership in a way which has effectively served the company and its strategic goals.

        The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee conducts appropriate inquiries into the background and qualifications of possible candidates. With respect to incumbent directors, the Nominating/Corporate Governance Committee reviews the director's overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any circumstances that have presented or are expected to present a conflict of interest with the company.

        In cases where members of the Nominating/Corporate Governance Committee are subject to re-election at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination. Mr. Broshy did not participate in the nomination process for himself.

        The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

        The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

        Mr. Broshy is the chair of the Nominating/Corporate Governance Committee and is currently serving as a director and was nominated for re-election as a director at the annual meeting through the process described above.

  Shareholder Recommendations

        Shareholders who wish to recommend an individual for consideration by the Nominating/Corporate Governance Committee as a prospective nominee for election to the board may do so by writing to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251, with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria established by the Nominating/Corporate Governance Committee for its nominees for board membership:

  •
  The candidate should be an individual of accomplishment in his or her career.

  •
  The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

  •
  The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company's shareholders, free of any relationship that may on a regular basis create a conflict of interest between his or her directorial role and personal or associative interests.

  •
  The candidate should have expertise and experience in an area pertinent to the company's business, and have the time to and, by personality, be capable of effectively providing advice and guidance to management of the company based on that expertise and experience.

        In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the company's most recent past annual meeting proxy statement, which will be October 10, 2015 for the 2016 annual meeting. Materials in support of a shareholder-recommended candidate should include:

  •
  All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including a written consent to being named in the board's proxy statement as a nominee and to serving as a director if elected.

  •
  An indication of whether the candidate qualifies as "independent" under the NASDAQ listing standards, including the additional requirements relating to service on the Audit Committee.

  •
  The name and address of the recommending shareholder, as they appear on the company's books, and of any beneficial owner on whose behalf the recommendation is made.

  •
  The class and number of shares of the company's stock that are beneficially owned and held of record by such shareholder or beneficially owned by such beneficial owner.

  •
  Information regarding whether the recommending shareholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

  •
  Whether the recommending shareholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by stockholders at large.

  Direct Shareholder Nominations

        In order to provide for the orderly consideration by shareholders of all nominees to be presented for election as directors by vote of the shareholders, our by-laws require that certain advance notice be given to the company of a nomination made by a shareholder. No shareholder nomination will be considered if the shareholder has not provided the requisite notice for presentation of a nominee to be voted on at the upcoming annual meeting. To nominate an individual to be voted on for election as a director at a future shareholder meeting, notice of the nomination must be given in writing to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251 by a shareholder entitled to notice of and to vote at the meeting. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the previous year's annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the previous annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

  •
  The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

  •
  The principal occupation of the proposed nominee.

  •
  A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

  •
  The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder or the proposed nominee, the manner of beneficial ownership.

  •
  A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

  •
  Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated by the board.

  •
  The consent of the nominee to serve as a director of the company if so elected.

        The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company, including information bearing on the proposed nominee's independence under relevant rules and factors. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice. Nominations that are not in compliance with the by-laws will not be given effect.

Majority Voting Policy

        Our Corporate Governance Guidelines include a policy providing for majority voting for directors. This policy states that, in an uncontested election, if any director nominee receives an equal or greater number of votes "WITHHELD" from his or her election as compared to votes "FOR" such election (a "majority withheld vote") and no successor has been elected at the meeting, the director nominee must tender his or her resignation following certification of the shareholder vote.

        In such an event, the Nominating/Corporate Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the full board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The committee in making its recommendation, and the board in making its decision, may consider any factors or other information that it considers appropriate and relevant, including but not limited to:

  •
  the stated reasons, if any, why shareholders withheld their votes;

  •
  possible alternatives for curing the underlying cause of the withheld votes;

  •
  the director's tenure, qualifications and record;

  •
  the director's expected future contributions to the company; and

  •
  the overall composition of the board, including independence, skills, diversity and other factors.

        The board is required to act on the Nominating/Corporate Governance Committee's recommendation within 90 days following certification of the shareholder vote. Then the board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation. If the board accepts a director's resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our by-laws. If a director's resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.

        A director who tenders his or her resignation under this policy will not participate in the Nominating/Corporate Governance Committee recommendation or board action regarding whether to accept the resignation.

        Through this policy the board seeks to be accountable to all shareholders and respect the rights of shareholders to express their views through their vote for directors. However, the board also considers it important to have sufficient flexibility to make sound decisions based on the relevant circumstances in the event of a majority withheld vote. The board believes that the policy which was adopted strikes the right balance between respecting the votes of shareholders and exercising its governance responsibilities.

Director Independence

        NASDAQ listing standards require that a majority of the company's board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and was not employed by the company during the preceding three years, and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is set forth below. In addition, the charters of the committees of the board contain additional considerations which bear on a determination whether their members are independent for purposes of service on those committees.

        Our Nominating/Corporate Governance Committee as one of its key functions periodically monitors and reviews the independence status of the directors. At its meeting held on February 18, 2015, the committee reported to the full board on its review of director independence. As part of receiving the committee report, the board reviewed and considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following NASDAQ standards, in addition to considering any other relevant facts and circumstances:

  •
  A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

  •
  A director who accepted, or who has a family member who accepted, any payments from the company in excess of $120,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, and benefits under a tax-qualified retirement plan or non-discretionary compensation, is not considered independent.

  •
  A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

  •
  A director who is, or who has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company's securities and payments under non-discretionary charitable contribution matching programs, is not considered independent.

  •
  A director who is, or who has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company served on the compensation committee of such other entity, is not considered independent.

  •
  A director who is, or who has a family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years, is not considered independent.

        The NASDAQ standards impose additional independence and qualification standards on the members of our Audit and Management Compensation Committees. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company or any subsidiary or affiliate of any subsidiary of the company, and must not have participated in the preparation of the company's financial statements at any time during the past three years.

        Under the standards set forth above, the board determined that all of its members serving on February 19, 2015, including each of the members of our Audit Committee, Management Compensation Committee and Nominating/Corporate Governance Committee, are independent as of the date of this proxy statement, except Mr. Smith (currently our chairman and chief executive officer).

        With respect to Mr. Diament, the board considered whether his independence was affected by the fact that his brother and sister-in-law act as participating providers for the company's behavioral health subsidiary. However, in view of the fact that those individuals participate on standard economic terms as other providers, that the amount of their fees derived from the company was not material, and that the services provided by them represent bona fide services, the board determined that Mr. Diament's independence was not affected.

Compensation Committee Interlocks and Insider Participation

        The Management Compensation Committee during 2014 consisted of Mary Sammons (chair), Eran Broshy, Kay Coles James and Michael Diament. Ms. James was appointed to the committee on the same date that she was appointed to the board, on July 22, 2014.

        None of the members of the Management Compensation Committee was an officer or employee of the company during 2014 or was formerly an officer of the company. None of the company's executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers who serves on the company's board or on the Management Compensation Committee, and none of the company's executive officers serves as a director of another entity one of whose executive officers serves on the Management Compensation Committee.

Review of Related Person Transactions

        The board has adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. As a general matter, the company seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company's best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company, or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available in the Corporate Governance section of our website at MagellanHealth.com. The policy applies to the following persons:

  •
  each director and executive officer of the company;

  •
  any nominee for election as a director of the company;

  •
  any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company's voting securities; and

  •
  any immediate family member of any of the above persons.

        For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest that is material to the related person. A related person's interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted. The policy lists several types of transactions or arrangements that are not considered related person transactions for purposes of the policy, some of which include the following:

  •
  use of property, equipment or other assets owned or provided by the company, including aircraft, vehicles, housing and computer or telephonic equipment, by a related person primarily for company business purposes, if such use is subject to other policies of the company regarding such use;

  •
  reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement in accordance with the company's policies and practices; and

  •
  compensation arrangements for employees and consultants for their services that have been approved by the Management Compensation Committee, other than certain perquisites.

        Under the policy, except as otherwise provided, any director, nominee for director or executive officer who intends to enter into a related person transaction must disclose that intention and all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that that information is reported to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect. If the company in error enters into a related person transaction without pre-approval by the committee, the transaction must promptly upon discovery be presented to the Audit Committee for its review. The committee then will make a recommendation whether undoing or modifying the transaction is appropriate and whether any disciplinary action or changes in the company's controls and procedures should be made.

        The Audit Committee may delegate its authority to review, approve or ratify related person transactions or categories of transactions, other than those involving a member of the committee, to the chairman of the committee where action is warranted between scheduled committee meetings. Any determination made under delegated authority must be presented to the full Audit Committee for review by the next regular meeting of the committee.

        In approving or ratifying a related person transaction, the Audit Committee will consider under the relevant facts and circumstances whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

  •
  the position within or the relationship of the related person with the company;

  •
  the materiality of the transaction to the related person and the company;

  •
  the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related;

  •
  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the company's business and operations. The policy may be changed at any time by the board.

Codes of Ethics

        The board has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Code of Conduct covering all employees. The codes provide a framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All covered persons are expected to understand and comply with the policies and obligations described in the codes.

        The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

        The Code of Conduct, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

        The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251. The Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct are also available in the Corporate Governance section of our website at MagellanHealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its internet site.

Disclosure Controls and Procedures

        We have adopted disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter as soon as practicable to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251.

Communications with Directors and Management

        We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

        Member and Provider Communications:    Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our website at MagellanHealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

        Investor Relations:    We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

    E-mail: ir@MagellanHealth.com

    Post Office Address:
    Investor Relations Department
    Magellan Health, Inc.
    4800 N. Scottsdale Road, Suite 4400
    Scottsdale, Arizona 85251
     Telephone: (877) 645-6464

        Lead Director:    You may communicate with Mr. Le Blanc, our lead director, through the following channels:

    E-mail: leaddirector@MagellanHealth.com

    Post Office Address:
    Communications with Lead Director
    c/o Magellan Health, Inc.
    4800 N. Scottsdale Road, Suite 4400
    Scottsdale, Arizona 85251

        You may communicate with the board of directors as a group through the lead director.

        All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

        These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. After consideration of the communication by the lead director, he may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

        Our certificate of incorporation provides for a board of directors divided into three groups, each group having a different three-year term of office expiring at the annual meeting of shareholders in the relevant year. Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The board of directors currently consists of ten (10) persons: Mary F. Sammons, Eran Broshy, Kay Coles James, John O. Agwunobi, M.D., Michael P. Ressner, Michael S. Diament, Barry M. Smith, William J. McBride, Robert M. LeBlanc and Perry G. Fine, M.D.

        The board of directors proposes that Mary F. Sammons and Eran Broshy, who are currently serving as directors, be re-elected, and that Kay Coles James, who has been nominated for election as a director for the first time, be elected to serve for a term of three (3) years, and that John O. Agwunobi, M.D., who has been nominated for election as a director for the first time, be elected to serve for a term of two (2) years. Messrs. Ressner, Diament and Smith were last elected as directors in 2013 and Messrs. McBride and LeBlanc and Dr. Fine were last elected as directors in 2014. Proxies in the accompanying form, if properly signed and notarized, will be voted FOR the election of Mary F. Sammons, Eran Broshy, Kay Coles James and John O. Agwunobi, M.D. as directors unless marked WITHHOLD AUTHORITY. Each nominee has indicated his or her willingness to serve on the board, if elected, and the board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE NOMINEES IN PROPOSAL NUMBER ONE.

        Michael P. Ressner, Michael S. Diament and Barry M. Smith serve as directors whose terms expire in 2016. William J. McBride, Robert M. LeBlanc and Perry G. Fine, M.D. serve as directors whose terms expire in 2017. These directors are not standing for re-election because their terms of office as directors extend past the annual meeting. Mary F. Sammons, Eran Broshy and Kay Coles James are nominated for election to serve for terms expiring in 2018, and John O. Agwunobi, M.D. is nominated for election to serve for a term expiring in 2017.

Certain Information Regarding Our Directors and Executive Officers

        The following table lists the age and committee memberships as of the date of this proxy statement of each director who is a nominee for election as a director at the annual meeting and each director whose term of office continues past the annual meeting. A description of each director's business experience during the past five years is set forth in the next section, entitled "Directors" below.

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2018

Name	Age	Committee Membership
Mary F. Sammons	68	Management Compensation (Chair), Audit
Eran Broshy	56	Nominating/Corporate Governance (Chair), Management Compensation
Kay Coles James	65	Management Compensation

 NOMINEE FOR ELECTION FOR A TERM EXPIRING IN 2017

Name	Age	Committee Membership
John O. Agwunobi, M.D.	50	—

DIRECTORS WHOSE TERMS EXPIRE IN 2016

Name	Age	Committee Membership
Michael P. Ressner	66	Audit, Nominating/Corporate Governance
Michael S. Diament	46	Audit (Chair), Management Compensation
Barry M. Smith	61	—

DIRECTORS WHOSE TERMS EXPIRE IN 2017

Name	Age	Committee Membership
William J. McBride	70	Audit, Nominating/Corporate Governance
Robert M. Le Blanc	48	Lead Director
Perry G. Fine, M.D.	62	Nominating/Corporate Governance

Directors

        Under the company's certificate of incorporation and by-laws, the number of directors is currently fixed at ten (10). The company's by-laws require a majority of directors to be independent in accordance with NASDAQ's listing standards. Upon the recommendation and with the assistance of the Nominating/Corporate Governance Committee, the board of directors has determined that, except for Mr. Smith, who is the company's chairman and chief executive officer, all directors who are currently serving are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see "Corporate Governance and Related Matters—Director Independence" above.

  Nominees for Election for Terms Expiring in 2018

        Mary F. Sammons was first elected to the board in 2012 after being appointed to the board in July 2011. She is currently retired. She served as the chairman of the board of Rite Aid Corporation ("Rite Aid") until June 2012 and served on the board of directors of Rite Aid from 1999 to June 2013. From 2003 until 2010, Ms. Sammons served as the chief executive officer of Rite Aid, and from 1999 to 2008 served as the president of Rite Aid. Between 1985 and 1999, Ms. Sammons held a number of senior level positions with Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. and later The Kroger Company, including president and chief executive officer. Ms. Sammons is a member of the board of directors and chair of the audit committee of StanCorp Financial Group, Inc., a New York Stock Exchange-listed insurance and financial services company. She previously served on the board of directors of First Horizon National Corporation, a bank holding company. Ms. Sammons was nominated for election as a director at the meeting due to her long experience in the healthcare industry and the pharmacy business in particular.

        Eran Broshy was first elected to the board in 2009 after being appointed to the board in February 2009. Over the past five years he has worked with select private equity firms focused on healthcare investments, and is currently an operating partner with Linden Capital Partners, LLC, and an executive advisor with Court Square Capital, and previously served as a senior adviser to Providence Equity, LLC. Mr. Broshy previously served for over a decade as the chief executive officer and chairman of the board of inVentiv Health, Inc., a privately-held (and until August 2010 a NASDAQ-listed) company that delivers a broad range of outsourced clinical and commercial services to pharmaceutical and life sciences companies. Prior to joining inVentiv, Mr. Broshy spent 14 years at The Boston Consulting Group ("BCG") and served for a number of years as the partner responsible for BCG's healthcare practice across the Americas. Within the previous five years Mr. Broshy has served on the board of directors of inVentiv Health, Inc. and Theravance Biopharma, a NASDAQ-listed bio-pharmaceutical company. He is a member of the Massachusetts Institute of Technology ("MIT") Corporation, and serves on MIT's Dean of Science Advisory Council and on several MIT Visiting Committees. Mr. Broshy was nominated for re-election as a director at the meeting due to his experience in the healthcare industry in general and the managed healthcare industry in particular.

        Kay Coles James was first appointed to the board in July 2014 and is nominated for election for the first time at the meeting. Ms. James is the president of the Gloucester Institute, a non-profit organization focused on developing future leaders. From June 2001 to January 2005, Ms. James served as director of the U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush. She has also served as secretary of Health and Human Resources for the Commonwealth of Virginia, where she was responsible for Medicare and Medicaid programs; senior fellow at The Heritage Foundation; and assistant secretary of the U. S Department of Health and Human Services. She currently serves on the board of trustees of The Heritage Foundation, as a member of the national advisory board of The Salvation Army, on the board of directors of The PNC Financial Services Group, Inc., and on the board of directors of Cancer Treatment Centers of America. She also served as a director of Amerigroup Corporation from 2005 to 2012. Ms. James was nominated due to her experience as a human resources executive and in government.

  Nominee for Election for a Term Expiring in 2017

        John O. Agwunobi, M.D. was first appointed to the board in December 2014 and is nominated for election for the first time at the meeting. He is currently a consultant and most recently served as the senior vice president and president of Health and Wellness of Wal-Mart Stores, Inc. from September 2007 to April 2014, where he was responsible for all health related businesses of Wal-Mart in the U.S. and Puerto Rico. He previously served as the assistant secretary for health in the U.S. Department of Health and Human Services from 2005 to 2007 as part of the U.S. Public Health Service Commissioned Corps and as the secretary of health for the State of Florida from 2001 to 2005. Dr. Agwunobi is a board-certified pediatrician and holds Master of Public Health and Master of Business Administration degrees. He previously served as the chair of the U.S. African Development Foundation and an interim executive board member of the World Health Organization. Dr. Agwunobi was nominated due to his experience as an executive in the healthcare industry and as a high-ranking member of the federal Department of Health and Human Services.

  Directors Whose Terms Expire in 2016

        Michael P. Ressner was initially appointed to the board in 2004. He retired from Nortel Networks, where between 1981 and 2003 he was a senior executive with functional responsibilities that spanned the areas of finance and general management including vice president-finance. Mr. Ressner was an adjunct professor of finance and accounting at the North Carolina State University College of Management between 2003 and 2005. He now sits on the advisory board of the Enterprise Risk Management Institute at North Carolina State University and Alpha Marketing, Inc., a small private company. Mr. Ressner currently serves on the board of directors and audit and compensation committees of Exide Technologies, a NASDAQ-listed stored electrical energy solution company, and within the previous five years served on the boards of Entrust, Inc., a publicly-traded information security company, and Tekelec, a NASDAQ-listed provider of network signaling systems. As a member of the Executive Service Corps, Mr. Ressner participates in assignments that focus on providing financial management and governance consultancy to not-for-profit organizations in the Raleigh/

Durham/Chapel Hill area. Mr. Ressner was last nominated for re-election as a director in 2013 due to his financial and accounting experience, and his favorable record serving as a director since 2004.

        Michael S. Diament was first appointed to the board in 2004. He formerly served as portfolio manager and director of bankruptcies and restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. From February 2000 until January 2001, Mr. Diament was a senior analyst for Sandell Asset Management, an investment management firm, and served as vice president of Havens Advisors, an investment management firm, from July 1998 to January 2000. He currently serves on the board of directors of Dayco, LLC (formerly named Mark IV Industries, Inc.), a privately-held manufacturer of engine technology solutions, Centrus Energy (formerly named USEC Inc.), a New York Stock Exchange-traded enriched uranium processing and supply company, and within the previous five years he served on the board of directors of Journal Register Company, a privately-held multi-platform local news and information company. Mr. Diament was last nominated for re-election as a director in 2013 due to his financial sophistication and his favorable record serving as a director since 2004.

        Barry M. Smith was elected to the board in 2011 and was named chief executive officer in January 2013 and executive chairman in January 2014. Since 2011, Mr. Smith has served as an operating partner for Health Evolution Partners, a private fund which invests in rapidly growing companies across the healthcare industry. He also serves as chief executive officer and chairman of B&J Associates, Inc. and B&J Smith Investments, LLC. He founded and served as chairman, president and chief executive officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as chairman and chief executive officer of Value Rx, Inc., then one of the country's largest pharmacy benefit management companies, and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith currently serves on the board of directors of The Ensign Group, Inc., a NASDAQ-listed diversified provider of healthcare services. Mr. Smith was last nominated for re-election as a director in 2013 due to his healthcare experience and expertise and favorable previous service as a director of the company from 2004 to 2008, and due to his appointment as the company's chief executive officer as of January 1, 2013.

  Directors Whose Terms Expire in 2017

        William J. McBride was first appointed to the board in 2004. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride was a director of Value Health, Inc., a New York Stock Exchange-listed specialty managed-care company, which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as president and chief operating officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, CIGNA Corporation, including serving as president and chief executive officer of CIGNA Healthplan, Inc. Mr. McBride currently serves on the board of directors of Women's Health USA, Inc., a privately-held healthcare services company. He previously served on the board of Amerigroup Corporation, which was previously a publicly-traded health insurance company. Mr. McBride was last nominated for re-election as a director in 2014 due to his experience in the managed healthcare industry and his favorable record serving as a director since 2004.

        Robert M. Le Blanc, the board's lead director, was first appointed to the board in 2004. He currently serves as a senior managing director of Onex Corporation ("Onex"). Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric. Mr. Le Blanc also serves as a director of ResCare, a human service company, Skilled Healthcare Group, a publicly-traded service provider to the long-term care industry, Carestream Health, a provider of medical and dental imaging systems, USI Insurance Services, a distributor of property and casualty insurance and employee benefit products, York Risk Services Group, a provider of third-party claims administration and related managed care services, First Berkshire Hathaway Life, a publicly-traded diversified insurance and investment company, and Connecticut Children's Medical Center. Within the previous five years he served on the boards of directors of The Warranty Group, a provider of warranty and service contracts, Emergency Medical Services Corporation, formerly a publicly-traded provider of emergency medical services in the United States, Cypress Holdings an insurance holding company, and Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. LeBlanc holds an M.B.A. from New York University and a B.S. from Bucknell University. Mr. Le Blanc was last nominated for re-election as a director in 2014 due to his financial and healthcare experience and his favorable record serving as a director since 2004.

        Perry G. Fine, M.D. was first elected to the board in 2014. Dr. Fine is a professor in the Department of Anesthesiology of the School of Medicine at the University of Utah, where he serves on the faculty in the Pain Research Center, and is an attending physician in the Pain Management Center. Dr. Fine is the national strategic advisor for Capital Caring, in Washington, DC, developing sustainable models of advanced illness coordinated care in community settings, as an integrative component of comprehensive advanced illness care. He currently serves on the boards of directors of Ossipee Lake Alliance, a non-profit environmental organization, ISA Scientific, a privately-held startup biotech pharmaceutical development company, and Anne Stirba Cancer Foundation, a non-profit cancer research foundation. A. He is past president of the American Academy of Pain Medicine. He was nominated for election for the first time as a director in 2014 due to his extensive experience in managed care and clinical issues as well as his experience serving on many boards of directors, including past service on the board of directors of a public company, VistaCare, Inc.

Director Election and Terms of Office

        Ms. Sammons and Mr. Broshy are currently nominated for reelection, and Ms. James is currently nominated for election for the first time, for a three-year term to extend until the 2018 annual meeting, and Dr. Agwunobi is currently nominated for election for the first time, for a two-year term to extend until the 2017 annual meeting. Ms. James and Dr. Agwunobi were both appointed to the board since the 2014 annual meeting. Messrs. Ressner, Diament and Smith are currently serving for a three-year term to extend until the 2016 annual meeting. Messrs. McBride and LeBlanc and Dr. Fine are currently serving for a three-year term to extend until the 2017 annual meeting. For each director, the term of office will extend until the indicated annual meeting and the election and qualification of their respective successors, or their earlier death, incapacity, resignation or removal.

Arrangements Regarding the Nomination of Directors

        There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

2014 Highlights

  •
  Our 2014 segment profit and earnings per share were significantly above our guidance ranges.

  •
  In 2014, we returned $198 million to shareholders through our share repurchase program and $1.064 billion since the program was launched in 2008.

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  Our annual and long-term incentive compensation is 100% performance-based.

  •
  A large portion of our Named Executive Officers' 2014 compensation was variable, based on their performance—over 80% for our CEO.

  •
  A large portion of our executives' 2014 compensation was in the form of equity grants which vest over time and are tied to the creation of shareholder value—56% for our CEO during 2014.

  •
  The 2014 long-term incentive compensation of our executives is 75% in the form of options, which only have a realizable value to our executives if value is created for our shareholders and, if no value is created, then these options provide no value to our executives, and 25% in the form of restricted stock units which only vest if the company meets specified minimum adjusted earnings per share and return on equity thresholds.

  •
  We have strong equity ownership requirements for our executives and clawback provisions which help align the interests of our executives with those of our shareholders.

  •
  In 2014, we modified our short-term incentive plan to add growth in the company's adjusted net income as an additional performance metric, in order to better align individual employee performance goals with our growth strategy. Under the 2014 Incentive Compensation Plan (the "ICP"), bonuses were weighted 95% for achievement of annual segment profit targets for the company and/or the relevant business unit and 5% for achievement of growth of company-wide adjusted net income in 2014 over 2013. Beginning in 2015, these bonuses will be weighted 90% for achievement of annual segment profit targets for the company and/or the relevant business unit and increasing to 10% for achievement of annual growth of company-wide adjusted net income, as we continue to align our incentive plan with our growth strategy.

  •
  In 2015, we began awarding performance-based restricted stock units ("PSUs") to our executive officers in place of performance-vesting restricted stock units ("RSUs"), as part of our long-term incentive awards. The PSUs cliff-vest as to 100% after a three-year performance period, and the number of shares issuable under the PSUs will be determined by the company's total shareholder return during that period as compared to the total shareholder return of the companies included in the S&P Health Care Services Industry Index.

Overview of Compensation Components

        The compensation of our Named Executive Officers ("NEOs") includes several components, each of which is designed to reward performance over a different time period:

  •
  Base salary:  This is designed to provide basic financial security to our Named Executive Officers. Base salary is typically determined based on the executive officer's responsibilities, experience level and his or her ability to impact overall company performance, and is subject to annual adjustments.

  •
  Annual bonus:  Our incentive compensation plan provides annual cash bonuses as an incentive to meet our annual financial goals. Bonus targets are typically specified as a percentage of base salary, with more senior officers having a higher percentage bonus target based on his or her ability to impact the company's financial performance and competitive bonus levels for that role. For 2014, the bonus targets for Messrs. Smith, Rubin and Srivastava, Ms. Blasi and Mr. Gregoire were 125%, 75%, 75%, 60% and 50%, respectively. Achievement of those bonus targets depended on annual growth of company-wide net income, annual segment profit results against specified segment profit targets which are deemed relevant to that officer's responsibilities, performance against an individual scorecard, and other factors, with the weighting factors specified in the ICP. The company's chief executive officer's award is based 100% on company-wide segment profit and growth of company-wide adjusted net income. The awards to the chief executive officers of our business segments are determined by a 20% weighting of company-wide segment profit and growth in company-wide adjusted net income, a 60% weighting of segment profit for their specific business segment and growth in company-wide adjusted net income, and a 20% weighting based on their individual performance against a pre-determined scorecard. For executives who are designated as chief officers of a company-wide function (e.g. chief financial officer), their bonus is determined by an 80% weighting to company-wide segment profit and growth of company-wide adjusted net income and a 20% weighting to individual performance against a pre-determined scorecard. Based on the above-target performance of segment profit across our company and in our various business segments and no growth in our company-wide adjusted net income in 2014, we awarded bonuses equal to 120% of his target bonus to Mr. Smith, 124% of his target bonus to Mr. Rubin, 116% of his target bonus to Mr. Srivastava, 127% of her target bonus to Ms. Blasi, and 124% of his target bonus to Mr. Gregoire.

  •
  Equity awards:  In 2014, we used awards of non-qualified stock options and performance-vesting RSUs to provide a long-term incentive to our Named Executive Officers. The committee selected these equity awards to ensure that our Named Executive Officers' long-term interests were aligned with those of our shareholders. The values of these awards were measured as of the date of the awards, and were set as a percentage of their base salary. The total dollar value of awards to each person in 2014 was split 75%/25% between stock options and RSUs, using a Black-Scholes valuation of those options and the closing price of the stock on the date of the RSU awards, and generally vested ratably over a period of three years (four years in the case of Mr. Smith's sign-on equity grant). A greater emphasis has been placed on stock options rather than performance-vesting RSUs because the economics of options are more closely aligned with the committee's philosophy that long-term compensation should be based on the creation of shareholder value. Options serve that purpose best because they will only have value if shareholder value is created. Performance-vesting RSUs were included, although to a lesser extent, to drive performance against operational measures that are also tied to shareholder value creation and provide an important retention incentive to our Named Executive Officers. Mr. Smith received sign-on awards with an aggregate value of $6,300,000 consisting of 320,992 stock options at an exercise price of $51.79 per share and 30,411 RSUs on February 1, 2013. The stock options were valued for purposes of determining the size of the award at $14.72 per share, or an aggregate of $4,725,014, using a Black-Scholes model. The RSUs were valued at the closing price on the date of the award, which was $51.79. Mr. Smith did not receive an equity award in 2014 because the sign-on stock option and RSU award made to him on February 1, 2013 was intended to provide him with an incentive for both 2013 and 2014. The awards to Mr. Rubin, Mr. Srivastava, Ms. Blasi and Mr. Gregoire in 2014 were valued at $1,252,609, $485,000, $863,071 and $758,810, respectively, for purposes of determining the awards. An additional award of 25,000 stock options, valued at $374,100, was made to Mr. Srivastava on August 1, 2014 in connection with the assignment to him of additional responsibility for coordinating the company's overall strategy. The ultimate value of these awards to our Named Executive Officers depends on the performance of our stock price over the required vesting period. Mr. Smith only realizes the value specified above when our stock price rises by 28% to $66.51, since the options included in his awards on February 1, 2013 have an exercise price of $51.79 and were valued using Black-Scholes at $14.72 per share. Our stock price at $66.51 corresponds to an increase in our market capitalization of approximately $407 million, based on the weighted average fully-diluted shares outstanding of approximately 27,648,000 as of March 31, 2013, as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, the closest reported shares outstanding to the options' grant date. Our Named Executive Officers other than Mr. Smith only realize these values when our stock price rises by 26% to $76.35, since the options included in their awards on March 5, 2014 have an exercise price of $60.39 and were valued using Black-Scholes at $15.96 per share. Our stock price at $76.35 corresponds to an increase in our market capitalization of approximately $448 million, based on the weighted average fully-diluted shares outstanding of approximately 28,051,000 as of March 31, 2014 as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, the closest reported shares outstanding to the option grant date. Thus, for our Named Executive Officers to realize the full value of their equity awards (other than the August 1, 2014 award to Mr. Srivastava), there must be an increase from our March 31, 2014 market capitalization of approximately $448 million. For Mr. Srivastava to realize the full value of his award of stock options on August 1, 2014, our stock price needs to rise by 26% to $72.08, since his options awarded on that date have an exercise price of $57.12 and were valued using Black-Scholes at $14.964 per share. A stock price of $72.08 corresponds to an increase from our August 1, 2014 market capitalization of approximately $418 million, based on the weighted average fully-diluted number of common shares outstanding on June 30, 2014 of 27,908,000 as reported in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. For 2015, we awarded PSUs to our executive officers instead of performance-vesting RSUs. The PSUs cliff-vest as to 100% after a three-year performance period and the number of shares issuable will depend on the company's total shareholder return during that period as compared to total shareholder return of the companies included in the S&P Health Care Services Industry Index as of January 1, 2015. The terms of the PSUs are described under "Equity Awards" below.

  •
  Deferred compensation plans:  We also maintain a 401(k) savings plan and a Supplemental Accumulation Plan (the "SAP") under which we make annual contributions of deferred compensation to some of our Named Executive Officers and allow voluntary deferrals. In 2014, we made a company contribution under the SAP to Messrs. Smith, Rubin and Gregoire equal to 11% of their base salary. We did not make SAP contributions to Mr. Srivastava and Ms. Blasi in 2014.

  Executive Compensation Philosophy

        Our compensation programs and policies are designed to attract, retain and reward individuals of outstanding ability in key executive positions, in order to deliver value to our shareholders. Specifically, our compensation programs have been developed using the following principles:

  •
  Pay for Performance:  Our philosophy is that an individual's compensation should reflect his or her individual performance, the performance of his or her area of responsibility, and the performance of the company as a whole. Corporate strategic goals are set and formally revisited by our board on an annual basis. Each executive's performance for the year is evaluated in relation to the corporate strategic goals for the year pertaining to his or her area of responsibility. These same strategic goals serve as a framework for employee performance evaluations.

  •
  Competitive Pay:  We believe that the overall compensation package for each executive should be competitive, as determined, where available, by market-based compensation data pertinent to his or her position for companies that are comparable in size and industry. In determining competitive compensation levels, we consider the Comparable Companies listed below. We endeavor to set base compensation near the median determined by pertinent market-based compensation data in order to recruit and retain appropriate personnel and to set variable pay on terms and at levels that will be above the average where performance is correspondingly above average. Because we believe that it is necessary to attract superior executive talent to achieve our business objectives, targeted leadership positions that will have the largest impact on company performance are benchmarked for cash compensation near the 50th percentile but, consistent with our pay for performance philosophy, are benchmarked for total compensation (i.e. base salary plus short-term and long-term incentive compensation) between the 50th and 75th percentile within the group of Comparable Companies. We conduct an annual review of both competitive market data, as well as a comprehensive assessment of company, business unit and individual performance to ensure pay remains both competitive, as well as tightly linked to performance.

  •
  Alignment with Company Goals:  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company. We seek to align the mix of long- and short-term variable compensation to create incentives for the achievement by each executive of performance goals aligned with our long- and short-term goals, and to help ensure execution of those goals through achievement of specific company-wide, business unit and individual objectives associated with those long- and short-term goals.

  •
  Alignment with Shareholder Interests:  We believe that senior management's compensation should include long-term incentives that encourage performance that builds long-term value for both the company and our shareholders. To that end, compensation program components balance the need to incent and reward short-term results (e.g., through our ICP) with long-term results as reflected by the market performance over time of the company's common stock (e.g., through equity awards under our 2011 Management Incentive Plan ("2011 MIP") and predecessor plans). Our equity awards for the last several years include stock options and performance vesting RSUs, and the RSU portion has been replaced with performance-based restricted stock units for 2015 and forward, where performance is measured based on relative total shareholder return. Our philosophy results in overall compensation which is between the 50th and the 75th percentile of the overall compensation paid by the Comparable Companies and is weighted toward long-term equity compensation, thus aligning our executives' interests with those of our shareholders and promoting our pay for performance philosophy.

  Role of the Management Compensation Committee

        The Management Compensation Committee (the "committee") of our board of directors is comprised of four (4) members of the board who are not current or former employees of the company and who the board has determined are independent for purposes of the NASDAQ listing standards. See "Corporate Governance and Related Matters—Director Independence" above. The duties and responsibilities of the committee include:

  (i)
  establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs;

  (ii)
  review and approval of the means used for applying our corporate goals, and our specific company-wide, business unit and individual performance objectives to be used in determining the compensation of our chief executive officer, our other Named Executive Officers listed in the compensation tables which follow this "Compensation Discussion and Analysis" section and other members of senior management;

  (iii)
  review and approval of compensation for our chief executive officer and our other Named Executive Officers;

  (iv)
  the development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering those plans; and

  (v)
  oversight of regulatory compliance with respect to compensation matters.

        In practice, the committee specifically determines the compensation payable to the Named Executive Officers and our other executive officers with input from pertinent management personnel, independent compensation consultants and other advisers, after evaluating the independence of such advisers.

  Compensation Consultants

        The committee engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our Named Executive Officers and other executive officers and key employees for their compensation in 2014 and 2015, and to review and advise the company on its management compensation plans and programs. This consultant was engaged directly by the committee, although it periodically interacts with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company's proxy statement and other public filings. Based on a review of various considerations and a report from Steven Hall & Partners regarding its independence, the committee determined that the firm is independent from the company and has no conflicts of interest in its role as compensation consultant to the committee. The committee has sole authority to determine the compensation for and to terminate Steven Hall & Partners' services. The committee annually instructs the consultant to perform a market analysis and develop competitive market data of comparable companies for all elements of compensation. The consultant also provides advice to the committee on which companies it may consider comparable for these purposes. Based on its market analysis, the consultant formulates a range of values within major elements of compensation, which the committee considers in making its compensation decisions. The consultant does not determine the amount or form of executive and director compensation; its role is limited to providing data and advice to the committee for its consideration. The committee also reviews and considers compensation data surveys from a number of other independent sources.

  Comparable Companies and Other Market Data Assessment

        As a specialty managed healthcare company operating in several business segments, we have few similar peer companies with which we directly compete in the marketplace. However, we compete generally in the market for superior healthcare executive talent and seek to structure our incentives and compensation to attract, reward and retain individuals who meet that description. As a result, the committee instructed the compensation consultant to perform a broad multi-industry market analysis and an analysis of publicly-traded healthcare provider and service companies, to develop competitive market data to support compensation decisions regarding our Named Executive Officers, other executive officers and key employees. Steven Hall & Partners compiled broad-based market surveys confidentially completed by hundreds of companies operating in the healthcare and various other industry sectors and provided the committee with a proprietary statistical summary of this information, presented in chart form. This summary information consisted of marketplace consensus median and 75th percentile amounts for certain elements of compensation (e.g., base salary, total cash compensation and total remuneration) for executive officer positions which were considered comparable to that of each of the company's Named Executive Officers. The committee used that information for the general purpose of understanding compensation practices and for helping to judge the reasonableness of its compensation recommendations.

        Steven Hall & Partners also compiled a survey of companies in the healthcare provider and services industry which include lines of business in which our company is engaged, including managed care companies, pharmacy benefit management companies, and specialized healthcare services companies, which had revenues ranging from 59% to 366% of our revenues. The group of companies considered comparable may change from year to year depending on the evolution of our and their businesses. Based on the work performed by Steven Hall under the supervision of the committee, we reviewed for comparative purposes the public compensation information reported by the following companies which operate in various segments of the managed healthcare sector (the "Comparable Companies"):

Centene Corp.	Omnicare, Inc.
Envision Healthcare Holdings, Inc.	PharMerica Corp.
Laboratory Corporation of America Holdings	Triple-S Management Corp.
MEDNAX, Inc.	Universal Health Services, Inc.
Molina Healthcare, Inc.	WellCare Health Plans, Inc.

        Information for the Comparable Companies included revenue, EBITDA, net income, market capitalization, diluted earnings per share and total shareholder return. We believe that this group is appropriate because it includes companies engaged in comparable lines of business of comparable size and complexity.

        The committee also considers market survey data based on the executive officer's role, industry and business unit revenues. For all of these analyses, total remuneration is considered, which includes base salary, bonus (short-term incentive awards) and equity and other long-term incentive awards.

        Mr. Smith's total targeted cash compensation comparison to the Comparable Companies was slightly below the median, his long-term compensation was below the median and his total targeted compensation was substantially below the median, as shown in the following table:

Target Compensation

			Comparable Companies
					Magellan's Percentile Rank vs. Comparable Companies
	Magellan		Median	75th Percentile
Base Salary	$1,000,000		$1,031,500	$1,144,000	33%
Total Cash Compensation	$2,250,000		$2,516,300	$2,906,300	39%
Total Long-Term Compensation	$3,150,000	(1)	$5,719,100	$7,018,500	37%
Total Compensation	$5,400,000		$8,031,600	$9,662,200	34%

(1)
Represents one-half of Mr. Smith's 2013 sign-on award of stock options and RSUs as that award was the sole equity award to him for 2013 and 2014.

        Mr. Smith's actual total compensation for 2014 fell at the 30th percentile of the total compensation paid to chief executive officers among the Comparable Companies for 20141. Mr. Smith's total cash compensation was slightly above the median and his total long-term compensation, which was paid in a combination of RSUs and options, and thus the full value of which can only be realized if additional shareholder value is created, was below the median, and the total value of his compensation was below the median, as shown in the following table:

Actual Compensation

			Comparable Companies
					Magellan's Percentile Rank vs. Comparable Companies
	Magellan		Median	75th Percentile
Base Salary	$1,000,000		$1,031,500	$1,179,200	33%
Total Cash Compensation	$2,505,000		$2,196,900	$2,575,000	51%
Total Long-Term Compensation	$2,661,977	(1)	$3,451,000	$7,292,500	34%
Total Compensation	$5,166,977	(2)	$5,383,300	$10,129,400	30%

(1)
Represents one-half of Mr. Smith's 2013 sign-on award of stock options, as he was not eligible for another equity grant until 2015. The value of the stock options allocated to 2014 is half of the grant value, or $2,362,500. The value of performance-vesting RSUs are only included when they are earned. In 2014, 5,069 RSUs vested with a per share value of $59.08.

(2)
Does not include perquisites valued at $31,587.

  Mix of Compensation

        Consistent with our compensation philosophy, our total remuneration for executive officers is designed to attract and retain superior executive talent and encourage performance that builds long-term value for both the company and its shareholders. The committee annually sets target compensation for each of the Named Executive Officers which is allocated among a three-part program which includes base salary and benefits, annual bonuses under our ICP and equity awards. In general, base salary and bonus opportunities are determined by the company's assessment of the degree of impact the individual has over company performance and competitive compensation for similar positions. Bonuses are awarded based on the performance of the company's segment profit, considered on a company-wide basis and at the individual's specific business segment, and on the company's net income growth. Equity awards are made by determining a target value representing a multiple of base salary, divided by a per share value yielded by a Black-Scholes or other applicable valuation model for the equity instrument awarded. Each component is intended to address a goal of our compensation philosophy: base salary and benefits are designed to provide top talent with a reasonable level of fixed pay; our ICP bonuses are designed to reward short-term (annual) company-wide and business segment results; and the equity component of our compensation program is designed to reward longer term results consistent with the creation of shareholder value and promote retention of senior officers. The committee believes that this three-part program, which is heavily-weighted toward performance-based compensation, and within the performance-based component is heavily-weighted toward long-term equity compensation which largely consists of stock options, properly provides incentives to management to maximize the sustainability of the company's performance over time. The portion of the executives' compensation which is awarded under the ICP bonuses and long-term equity awards is performance-based. The following shows the targeted percentage of each of the Named Executive

1
Information for the Comparable Companies includes certain information which has been publicly-disclosed for 2014, and where such information for 2014 is unavailable, includes publicly-disclosed information for 2013.

Officers' compensation for 2014 which is allocated to each of the three major components, based on base salary rates, targeted ICP bonuses and targeted long-term equity awards:

Targeted Mix of Compensation for 2014

Named Executive Officer	Base Salary(1)	ICP Bonus(2)	Equity Awards(3)
Mr. Smith	19%	23%	58%
Mr. Rubin	24%	18%	59%
Mr. Srivastava	30%	23%	47%
Ms. Blasi	29%	17%	54%
Mr. Gregoire	31%	15%	54%

(1)
Base salary rates used in this table were effective 4/1/14, and the actual amounts paid during 2014, except for Mr. Smith, are less due to the previous base salary rate in effect prior to 4/1/14.

(2)
Actual ICP bonus may be more or less, depending on company and individual performance.

(3)
The actual realized values of the equity awards will depend on the performance of the company's stock price and adjusted EPS and ROE, as the RSUs do not vest unless minimum performance thresholds are achieved, and the options have no value if shareholder value is not created. For a description of the adjustments to EPS and ROE, see "Equity Awards" below.

        The following table shows the actual amounts and percentages of the Named Executive Officers' total compensation in 2014 attributable to the three major components:

Actual Mix of Compensation for 2014

Named Executive Officers	Base Salary(1)%		ICP Bonus	%	Equity Award(2)%
Mr. Smith	$975,000	17%	$1,505,000	27%	$3,150,000	56%
Mr. Rubin	$496,808	22%	$467,173	21%	$1,252,609	57%
Mr. Srivastava	$518,846	28%	$486,948	26%	$859,100	46%
Ms. Blasi	$450,940	27%	$346,409	21%	$863,071	52%
Mr. Gregoire	$430,245	30%	$269,529	18%	$758,810	52%

(1)
Represent amounts actually paid in 2014 and include the amounts set in 2013 for the period January - March 2014 and increases effective April 1, 2014.

(2)
The actual realized values of the equity awards will not be determined until the company's financial performance is measured against all applicable minimum performance thresholds and the company's stock price performance is known. The figures in this column represent the closing price of the company's stock on the date of grant for RSU awards and the Black-Scholes value of the stock options used in determining the number of the stock options to award. If no shareholder value is created, these equity awards will have materially less realizable value to the NEOs and the option portion will have no value.

  Compensation Program Components and Rationale for our Named Executive Officers

        The compensation packages for our Named Executive Officers are designed to set total compensation at levels that reflect both personal and organizational performance and results. Each of our Named Executive Officers has an employment agreement that establishes his or her initial base salary and, in most cases, bonus opportunity that was agreed upon following arm's length negotiations with the individual. In determining annual adjustments to base salary, annual bonus awards (short-term incentive) and annual equity awards (long-term incentive) for our Named Executive Officers, the committee considers recommendations of the chief executive officer (except in the case of his own compensation) based on his assessment of each executive's performance and results and in the context of market data provided by the committee's independent compensation consultant.

  Base Salary

        Base salary is intended to provide basic financial security to our Named Executive Officers, so it is not made subject to performance risk in any year. In determining the base salary and base salary increases for each of our Named Executive Officers, the committee considers such factors as existing contractual commitments, competitive market data, compensation opportunities perceived to be necessary to retain him or her, individual performance, the scope, complexity, difficulty and criticality of the individual executive officer's role, and prior compensation. The employment agreements entered into with each of our Named Executive Officers specify an initial amount which is subject to annual review and adjustment. The following shows the percent increase and base salary rate for our Named Executive Officers effective April 1, 2014:

2014 Base Salary Rates

Named Executive Officer	Percent Increase	Base Salary Rate
Mr. Smith	11.1%	$1,000,000
Mr. Rubin	3.5%	$501,044
Mr. Srivastava	15.5%	$560,000
Ms. Blasi	3.0%	$454,248
Mr. Gregoire	3.2%	$433,606

        In setting Mr. Smith's base salary for 2014, the committee considered Mr. Smith's performance and the base salary paid by the Comparable Companies and raised his base salary to $1,000,000, which is also the deductibility limit under the tax code. To determine the adjustment to base salary payable in 2014 to the other Named Executive Officers, Mr. Smith articulated the overall company strategy, and each executive created a "scorecard" for his or her respective area of responsibility that reflected the company's goals for that year. At the end of the year, each executive completed a self-assessment based on his or her scorecard and arrived at a qualitative score for the year based on the company's performance management program. Mr. Smith then reviewed the self-assessments and completed his own analysis of each executive's performance, and assigned a recommended increase percentage in the executive's base salary. In July 2014, Mr. Srivastava was assigned additional responsibility for formulating and implementing company-wide strategy in July 2014, and his base salary was raised accordingly. The committee reviewed Mr. Smith's recommendations for base salary increases for 2014 and adjusted the increases in its discretion. Based on its review of relevant data, the committee determined that these increases were consistent with market increases at comparable companies and reflected that all of our Named Executive Officers had met and exceeded their individual performance goals.

        In determining adjustments to base salary rates payable in 2015, Mr. Smith followed the process outlined above. The committee reviewed Mr. Smith's recommendations and adjusted the increases in its discretion. Instead of increasing Mr. Smith's base salary, the committee decided to increase his long-term incentive compensation. The committee also decided to increase the base salary rate for Mr. Rubin by 3.8%, Mr. Srivastava by 7.1%, Ms. Blasi by 4.6% and Mr. Gregoire by 6.1% over the rates payable in 2014.

  Annual Bonuses

        Bonuses are determined and paid through our annual incentive compensation plan, the ICP, which is described under "Benefit Plans and Awards—Annual Incentive Plan" below. The ICP provides cash bonuses and is available to all management-level employees, including our Named Executive Officers. At the beginning of each year, the committee, with input from the chief executive officer and other members of management, establishes targets and payout schedules for performance of the company's segment profit, considered on a company-wide basis and at the individual's specific business segment, and on growth in the company's adjusted net income. After the end of the year, the committee reviews the company's performance in relation to these targets, assesses the recommendations of the chief executive officer, and determines the amount of individual annual ICP bonus awards for the Named Executive Officers for that year. Segment profit is determined based on the following segments of our business: Magellan Health (i.e. company-wide), Magellan Healthcare, NIA Magellan and Magellan Rx Management.

        ICP awards may vary from no bonus if the performance threshold targets are not attained, to the targeted percentage of base salary if the performance targets are attained, to a maximum of 200% of the targeted percentage of base salary if the performance targets are substantially exceeded. The ICP was funded for 2014 with a 95% weighting based on segment profit targets along a range of values, including a company-wide segment profit between $180 million and $303.8 million (with a target of $225 million) corresponding to a payout factor between 40% and 200% of target, and a 5% weighting based on growth in company-wide adjusted net income between 1% and 30% (with a target of 10%) corresponding to a payout factor between 40% and 200% of target.

        For our CEO, Mr. Smith, the ICP provides that his award will vary, depending on company-wide segment profit and growth of company-wide adjusted net income. Based on company-wide segment profit of $267 million, or 109.4% of target for 2014, Mr. Smith's segment profit percentage payout factor was 126.7%, and growth of company-wide adjusted net income of 0%, resulting in an overall percentage payout of 120.4% of target.

        Under the ICP as in effect for 2014, the chief executive officers of our business segments have their bonus determined by a 20% weighting based on company-wide segment profit and growth in company-wide adjusted net income, a 60% weighting based on segment profit for their specific business segment and growth in company-wide adjusted net income and a 20% weighting based on their individual performance against a pre-determined scorecard. For executives who are designated as chief officers of a company-wide function (e.g. chief financial officer), their bonus is determined by an 80% weighting to company-wide segment profit and growth of company-wide adjusted net income and a 20% weighting to individual performance against a pre-determined scorecard.

        In the case of the Named Executive Officers for whom the CEO makes a recommendation, the individual performance objectives included the following:

  •
  Mr. Rubin:  Areas of responsibility included: (i) overall leadership of the finance and investor relations functions; (ii) support and execution of acquisition activities; (iii) support of cross-functional management teams to ensure that pricing, underwriting and sales strategy are aligned with financial performance targets; (iv) attainment of budget targets; and (v) compliance with all regulatory requirements. For 2014, Mr. Rubin's goals were focused on the following: achieving growth, retention and profitability targets through new business revenue, successful implementation of key contracts and key accounts, and managing capital expenditures, executing on M&A opportunities in support of the company's growth strategy, providing leadership to the risk management process, providing analytical support for value proposition and product development needs, and talent development.

  •
  Mr. Srivastava:  Areas of responsibility included: (i) overall leadership of Magellan Healthcare; (ii) leadership of Magellan Healthcare strategy, operations and product development; (iii) execution of business implementations; (iv) acquisition strategy, selection and integration activities; (v) leadership of company-wide strategy and government relations; and (vi) attainment of budget targets. For 2014, Mr. Srivastava's goals were focused on growth, new product development, acquisition strategies, benefit management and administrative expense initiatives, market diversification, company-wide strategy initiatives, creating a growth culture with key talent, and talent development.

  •
  Ms. Blasi:  Areas of responsibility included: (i) overall leadership of NIA Magellan; (ii) leadership of NIA Magellan sales, operations, customer relations, new product development and provider networks; (iii) leadership of NIA Magellan strategy; and (iv) attainment of budget targets. For 2014, Ms. Blasi's goals were focused on the following: revenue growth through new account sales, new product sales, and client up-sells, execution of marketing plan and product innovation strategies, cost efficient delivery of service through effectively leveraging technology strategies, maximization of clinical leadership and innovation position with customers and key industry forums, and talent development.

  •
  Mr. Gregoire:  Areas of responsibility included: (i) overall leadership of the legal and compliance functions; (ii) support of review and implementation of acquisitions, customer contracting and product development; (iii) leadership for all SEC filings and disclosures; (iv) leadership of legal support for other corporate and corporate governance matters and overall legal and regulatory compliance; and (v) attainment of budget targets. For 2014, Mr. Gregoire's goals were focused on the following: support growth through organic expansion and acquisitions, enhance legal support for all business lines, new customer and product implementations, and customer relationships, successfully resolve litigation/arbitration cases, maximize high levels of regulatory compliance, expand employee awareness and training on compliance and security matters, and talent development.

        Annual bonuses are paid in the first quarter of the year following the year's performance to which the bonuses relate. The bonuses paid in 2015 were for work performed during 2014.

        We define "segment profit" as profit or loss from operations before stock compensation expense, depreciation and amortization, interest expense, interest and other income, changes in fair value of contingent consideration recorded in relation to acquisitions, gain on sale of assets, special charges or benefits, and income taxes. We use segment profit information for internal reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors and a reconciliation to the GAAP measure "Results of Operations," is included under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations-Non-GAAP Measures" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 26, 2015, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

        We believe that segment profit is an appropriate measure of company and business segment performance for purposes of determining annual bonuses because we discuss segment profit in announcing our financial results, and many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus performance targets based upon segment profit properly aligns incentives for our executives and employees with the interests of our shareholders.

        Each individual's bonus is determined based upon each individual's bonus target (which is determined as a percent of base salary), achievement of targets for company-wide and individual business segment profit and growth of company-wide adjusted net income for the year. Set forth below is the range of values which may be awarded under the ICP to the Named Executive Officers:

2014 Bonus Ranges

Named Executive Officer	Threshold(1)	Target Percentage(2)	Target Amount	Maximum Percentage(3)	Maximum Amount(4)
Mr. Smith	$0	125%	$1,250,000	250%	$2,500,000
Mr. Rubin	$0	75%	$375,783	150%	$751,566
Mr. Srivastava	$0	75%	$420,000	150%	$840,000
Ms. Blasi	$0	60%	$272,549	120%	$545,098
Mr. Gregoire	$0	50%	$216,803	100%	$433,606

(1)
The threshold for payment of a bonus was the achievement of $180 million of company-wide segment profit, regardless of which business segment the executive is assigned. For our business segment leaders, threshold for payment of a bonus is also $169.8 million of segment profit of our Magellan Healthcare segment and $45.1 million of segment profit of our NIA Magellan segment.

(2)
Under the employment agreements for the NEOs other than Ms. Blasi, target bonus is specified as a percentage of their base salary then in effect. In the case of Ms. Blasi, her employment agreement does not specify a target bonus but the committee has set her target percentage. Targets for our company-wide segment profit were $225 million, for our Magellan Healthcare segment $212.2 million and for our NIA Magellan segment $56.3 million.

(3)
The maximum bonus is calculated at 200% of the target amount and is determined as a percentage of base salary.

(4)
A maximum bonus could be awarded, for example, if performance targets are exceeded by 135% or more for segment profit performance and 300% or more for growth in adjusted net income performance. Maximum bonuses are reserved for instances where performance significantly exceeds measures and expectations.

        Set forth below is a summary of the individual bonus awards made to the Named Executive Officers in 2015 for the 2014 performance year:

2014 Bonus Awards

Named Executive Officer	Percent of Target Bonus Awarded	Dollar Amount Awarded
Mr. Smith	120%	$1,505,000
Mr. Rubin	124%	$467,173
Mr. Srivastava	116%	$486,948
Ms. Blasi	127%	$346,409
Mr. Gregoire	124%	$269,529

        These bonus awards reflect non-achievement of our company-wide adjusted net income growth target and achievement of 127% of our company-wide segment profit target, 109% of our Magellan Healthcare segment profit target and 128% of our NIA Magellan segment profit target. As a result, there was no contribution to the bonus pool attributable to company-wide adjusted net income growth, and the bonus amounts are based on performance against company-wide and business unit segment profit target and individual performance for the NEOs except Mr. Smith, whose bonus award was solely based on company performance.

  2015 Bonus Targets

        For 2015, the committee has set a performance target for funding of the cash bonus pool 90% based on achievement of annual segment profit targets for company-wide and/or the individual's relevant business unit and the remaining 10% based on company-wide growth in adjusted net income in 2015 over 2014.

  Equity Awards

        We have provided our Named Executive Officers with equity awards under the 2011 MIP, and its predecessor plans, the 2008 Management Incentive Plan ("2008 MIP"), the 2006 Management Incentive Plan ("2006 MIP") and the 2003 Management Incentive Plan ("2003 MIP"), which are designed as long-term incentive vehicles, to promote a focus on longer term goals, to build shareholder value and to retain our senior executives. As described above, we target equity awards for our Named Executive Officers, when added to base salary and annual bonus under the ICP, that are at or above the 50th percentile of total compensation for the Comparable Companies and relevant survey data. Our policy is to grant options only at an exercise price not less than the closing price of the shares on NASDAQ on the date the option is granted, which for 2014 in most cases was the closing price reported on NASDAQ on March 5, 2014. Under our Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, we typically make equity awards once annually on the third business day of March. We may grant options at other times during the year when we hire new executives or we give executives significant new responsibilities. We granted options to Mr. Smith for 2013 and 2014 on February 1, 2013, which was the first business day of the month following his hire date. We also granted additional options to Mr. Srivastava on August 1, 2014 as part of giving him new responsibilities for developing company-wide strategy. See "Equity Award Procedures Generally" below.

        Consideration of annual equity awards is made as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. With respect to the sign-on equity award made to Mr. Smith in 2013, the terms of the award were determined by negotiation between him and the committee. The equity awards to Mr. Rubin, Mr. Srivastava, Ms. Blasi, Mr. Gregoire and our other executive officers are approved by the committee on the recommendation of the chief executive officer and may be adjusted in its discretion. In the case of Mr. Srivastava's August 1, 2014 supplemental award of options, the chief executive officer recommended the award as part of the assignment to him of responsibility for company-wide strategy. All other equity awards are determined by the chief executive officer, although the total annual equity pool is approved by the committee, and the committee can review any and all individual grants. In 2014, our annual equity awards consisted of stock options and performance-vesting RSUs with a grant value of 75% and 25%, respectively, of the aggregate value of the award to each executive. Beginning in 2015, the annual equity awards will consist of stock options and PSUs in the same proportions. The PSUs cliff-vest after a three-year performance period and the number of shares issuable under the PSUs will depend on the company's total shareholder return during that period compared with the total shareholder returns of the companies included in the S&P Health Care Services Industry Index as of January 1, 2015. Options granted to the Named Executive Officers under the 2011 MIP in 2014 have ten-year terms and vest ratably over three years, except that Mr. Smith's sign-on award vests as to 1/6 on the first anniversary of the grant date, 1/3 on each of the second and third anniversaries and 1/6 on the fourth anniversary of the grant date. Options, RSUs and PSUs also automatically vest and become immediately exercisable if the employment of our Named Executive Officers is terminated by us "without cause," or by the executive for "good reason" following a change in control of the company. See "Compensation of Named Executive Officers on Change in Control and Other Termination of Employment" below. This protection is provided for the Named Executive Officers in certain cases in their employment agreements and otherwise by the terms of the options, RSUs and PSUs issued to them.

        The committee determines equity award grants to our Named Executive Officers based on the following:

  (1)
  The value of the equity award is based on a percentage of the individual's base salary, taking into account the person's performance in the prior year, the nature of the individual's role and his or her potential contribution to the long term success of the company, the importance of retaining and incenting that individual and other factors.

  (2)
  The number of shares associated with the award is calculated by dividing the total value of the award by a per share value yielded by a Black-Scholes valuation for stock options, the closing price of a share of the company's common stock for RSUs and a per share value yielded by a Monte Carlo simulation for PSUs.

        The committee believes that determining an equity award based on each executive's base salary and performance is consistent with best practices of the Comparable Companies and is the most appropriate basis on which to make equity awards, properly size the awards, recognize past performance and create incentives for future performance. The following table shows the base salary and the target value of each of the Named Executive Officers' equity awards in 2014 as a percentage of base salary:

2014 Equity Award Targets

Named Executive Officer	Base Salary(1)	Equity Award Target(2)
Mr. Smith	$1,000,000	350	%(3)
Mr. Rubin	$501,044	250%
Mr. Srivastava	$485,000	100	%(4)
Ms. Blasi	$454,248	190%
Mr. Gregoire	$433,606	175%

(1)
Represents the rate of base salary established and effective as of 4/1/14.

(2)
Stock options are valued using Black-Scholes and performance-vesting RSUs are valued at the closing price of the stock on the date of the award. For further information on how these values were determined, see below.

(3)
Mr. Smith's equity award target represents half of the value of the award he received in 2013 and is based on his 2013 base salary of $900,000, as it was in lieu of any other equity award in 2013 or 2014.

(4)
Mr. Srivastava's equity award target was 100% in 2014 due to the sign-on option grant he received in 2013 when he was hired. His target was subsequently increased to 250% in 2015 with the assignment of additional responsibilities to him in July 2014.

        The mix of stock options and RSUs is based on a ratio of 75% of the total equity value being comprised of the value of option grants (using a Black-Scholes valuation model) and 25% of the total equity value being comprised of the value of performance-vesting RSUs (using the closing price of a share of the company's common stock on the date of grant). We recognize that the use of stock options can both be more dilutive to shareholders and potentially create different incentives for our executive officers than the use of RSUs. Therefore, we have included performance-vesting RSUs in the mix of equity grants to mitigate the effect of these issues inherent with granting stock options only. The RSUs will only vest if we achieve certain minimum performance targets set forth below. We have placed a greater emphasis on stock options because the economics of options are more closely aligned with the committee's philosophy that long-term compensation should be based on the creation of shareholder value. The stock options will only have the same value as the target values if our stock price appreciates from the date of the award by an amount which is equal to the per-share Black-Scholes value we use in determining the awards. As a result, the 2014 option awards, which represent 75% of the equity awards' targeted values, only yield their targeted values when our stock price rises by 28% to $66.51 for Mr. Smith and by 26% to $76.35 for the other Named Executive Officers. Mr. Srivastava's supplemental award of options on August 1, 2014 only yields its targeted value if our stock price rises by 26% to $72.08.

        The company awarded to Mr. Smith the following stock options and performance-vesting RSUs as a sign-on award on February 1, 2013, and the following stock options and performance-vesting RSUs to the other Named Executive Officers on March 5, 2014:

2014 Equity Awards

Named Executive Officer	Stock Options		RSUs
Mr. Smith	320,992	(1)	30,411	(1)
Mr. Rubin	58,863		5,185
Mr. Srivastava	22,791		2,008
	25,000	(2)	—
Ms. Blasi	40,558		3,573
Mr. Gregoire	35,658		3,141

(1)
The option and RSU awards to Mr. Smith were made on 2/1/13.

(2)
Represents a supplemental award to Mr. Srivastava on 10/1/14 upon the assumption of additional responsibilities in July 2014.

        The options awarded to Mr. Smith have an exercise price of $51.79 per share, the closing price of the common stock on the date of the award. The options and RSUs awarded to Mr. Smith are eligible to vest as to one-sixth on February 1, 2014, one-third on February 1, 2015, one-third in February 1, 2016 and the final one-sixth on February 1, 2017, subject to meeting the specified performance hurdles. The options and RSUs were intended to be his sole long-term incentives for 2013 and 2014. The RSU award to Mr. Smith is subject to the following minimum performance thresholds:

2013 Smith Sign-On RSU Minimum Performance Thresholds

Vesting Tranche(1)	EPS Minimum Threshold(2)	ROE Minimum Threshold(3)	Performance Window
02/01/14	$3.03	7%	2013 - 2018
02/01/15	$3.18	7%	2014 - 2019
02/01/16	$3.34	7%	2015 - 2020
02/01/17	$3.51	7%	2016 - 2021

(1)
The determination of whether the company has met the applicable minimum performance thresholds for a year is generally made after February 1 in the following year, when the company determines and releases its annual earnings, typically in late February.

(2)
50% of each tranche of the RSU award vests if the company meets the EPS thresholds during the performance window. The minimum EPS threshold was met for the tranches vesting on 02/01/14 and 02/01/15, after the committee approved adjustments to that threshold, as described below.

(3)
50% of each tranche of the RSU award vests if the company meets the ROE minimum thresholds during the performance window. The minimum ROE threshold was met for the tranches vesting on 02/01/14 and 02/01/15, after the committee approved adjustments to that threshold, as described below.

        The options awarded to the other Named Executive Officers (other than the supplemental award to Mr. Srivastava on August 1, 2014) have an exercise price of $60.39 per share, the closing price of the common stock on the date of the awards. The options and RSUs vest as to one-third on each of March 5, 2015, 2016 and 2017. The options are not subject to additional minimum performance thresholds, as they are inherently subject to the performance hurdle that they will only yield actual value if our stock price increases in the future. The RSU awards are eligible to vest based on meeting the following minimum performance thresholds:

2014 RSU Minimum Performance Thresholds

Vesting Tranche(1)(2)	EPS Minimum Threshold(1)	ROE Minimum Threshold(2)	Performance Window
03/05/15	$1.96	6%	2014 - 2019
03/05/16	$2.06	7%	2015 - 2020
03/05/17	$2.16	7%	2016 - 2021

(1)
50% of each tranche of the RSU awards vest if the company meets the EPS minimum thresholds during the performance window. The minimum EPS threshold was met for the tranche vesting on 03/05/15, after the committee approved adjustments to that threshold, as described below.

(2)
50% of each tranche of the RSU awards vest if the company meets the ROE minimum thresholds during the performance window. The minimum ROE threshold was met for the tranche vesting on 03/05/15, after the committee approved adjustments to that threshold, as described below.

        In 2014, the committee began determining performance against the ROE and EPS thresholds using certain adjustments it deemed necessary and in the interests of shareholders. Due to board-approved mergers and acquisitions activity, non-cash stock compensation expense, the amortization of acquisition intangibles and changes in contingent consideration affected ROE and EPS. For further information on these issues, see "Management's Discussion and Analysis—Results of Operations—Non-GAAP Measures" in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015. The committee decided that it was appropriate to exclude the effect of these items in determining company performance against these thresholds. The committee also modified the definition of adjusted EPS to exclude the reversal of tax contingencies and share repurchases. For 2014, the company met or exceeded the adjusted 2014 minimum EPS threshold with fully-diluted EPS of $2.49 and also exceeded the adjusted 2014 ROE threshold.

        The total award packages to the individuals other than Mr. Smith were valued for purposes of determining the awards at $1,252,609, $859,100, $863,071, and $758,810 for Messrs. Rubin and Srivastava, Ms. Blasi and Mr. Gregoire, respectively. The Named Executive Officers only realize those values with respect to the stock options when the company's stock price rises by 28% to $66.51 for Mr. Smith and by 26% to $76.35 for the other Named Executive Officers, representing the exercise price of the options plus the expected increase in value calculated using the Black-Scholes value per share. The stock options awarded to Mr. Smith were valued by our compensation consultant for purposes of determining the award (and not for financial reporting purposes) at $14.72 per share using Black-Scholes with the following assumptions: risk-free interest rate of 1.38%, expected life of 7 years, expected volatility of 23.8%, expected dividend yield of 0%, term of 10 years, a market value of $51.79 and an exercise price of $51.79. A stock price of $66.51 corresponds to an increase in our market capitalization of approximately $407 million, based on the weighted average fully-diluted shares outstanding of approximately 27,648,000 as of March 31, 2013, as reported on our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, the closest reported shares outstanding date to the date of option grant. His RSUs were valued at the $51.79 closing price of the common stock on the grant date of the award. The stock options awarded to Messrs. Rubin and Srivastava, Ms. Blasi and Mr. Gregoire on March 5, 2014 were valued by our compensation consultant for purposes of determining the awards (and not for financial reporting purposes) at $15.96 per share using Black-Scholes with the following assumptions: risk-free interest rate of 2.26%, expected life of 7 years, expected volatility of 18.91%, expected dividend yield of 0%, a term of 10 years, a market value of $60.39 and an exercise price of $60.39. A stock price increase of $15.96 corresponds to an increase in our market capitalization of approximately $448 million based on the weighted average fully-diluted shares outstanding of approximately 28,051,000 as of March 31, 2014, as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. The RSUs were valued at the $60.39 closing price of the common stock on the grant date of the award. The stock options awarded to Mr. Srivastava on August 1, 2014 were valued for purposes of determining the award (and not for financial reporting purposes) at $14.964 per share using Black-Scholes with the following assumptions; risk-free interest rate of 2.16%, expected life of 7 years, expected volatility of 18.91%, expected dividend yield of 0%, a term of 10 years, a market value of $57.12 and an exercise price of $57.12. A stock price increase of $14.964 corresponds to an increase in our market capitalization of approximately $418 million, based on the weighted average fully-diluted shares outstanding of approximately 27,908,000 as reported in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014.

        On March 4, 2015 the company awarded to the Named Executive Officers then serving the following options and PSUs under the 2011 MIP:

2015 Equity Awards

Named Executive Officer	Stock Options	PSUs
Mr. Smith	210,674	12,500
Mr. Rubin(1)	—	—
Mr. Srivastava	69,399	4,118
Ms. Blasi	41,657	2,472
Mr. Gregoire	37,615	2,232

(1)
Mr. Rubin did not receive an equity award in 2015, due to his pending departure from the company. See "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments—Jonathan N. Rubin" for further information regarding severance arrangements.

        We do not include an additional minimum performance threshold for the vesting of our options because the exercise price effectively sets a threshold for realizing value on the options. That is, the implicit minimum performance threshold for the options is an increase in shareholder value, and the ultimate value of the options is a direct product of the amount of shareholder value created. The options awarded to the Named Executive Officers have an exercise price of $63.95 per share, the closing price of the common stock on the date of the awards. The options awarded to the Named Executive Officers vest as to one-third on each of March 4, 2016, 2017 and 2018.

        The PSUs will entitle the Named Executive Officers to receive a number of shares of the company's common stock determined over a three-year performance period beginning on January 1, 2015 and ending on December 31, 2017 and cliff vesting on March 4, 2018, the settlement date, provided that the grantee remains in the service of the company on that date. The number of shares for which the PSUs will be settled will be a percentage of the shares for which the award is targeted and will depend on the company's "Relative Total Shareholder Return," expressed as a percentile ranking of the company's "Total Shareholder Return" as compared to the performance of the companies included in the S&P Health Care Services Industry Index on January 1, 2015. The number of shares for which the PSUs will be settled will vary from 0% to 200% of the shares specified in the grant, as follows:

Relative Total Shareholder Return Ranking over Measurement Period	Payout Percentage Level
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	50%
<25th Percentile	0%

        Under this formula, for every 1% of percentile ranking of Total Shareholder Return that the company achieves above the median of the companies included in the index, the grant recipient will receive an additional 4% of target payout, and for every 1% of percentile ranking of Total Shareholder Return by which the company is below the median of the companies included in the index, the grant recipient will receive a reduced 2% of target payout. For example, if the company achieves a Total Shareholder Return for the measuring period which ranks 21st among 54 index companies (and this is at the 62.2 percentile), the grant recipient will receive 148.8% of the shares for which the grant is targeted on the settlement date. The S&P Health Care Services Industry Index was selected by the committee and includes a range of healthcare companies operating in several business segments.

        For purposes of the awards, "Total Shareholder Return" is determined by dividing the average closing share price of the company's common stock over the 30 trading days preceding January 1, 2018 by the average closing share price of the company's common stock over the 30 trading days beginning on January 1, 2015, with a deemed reinvestment of any dividends declared during the performance period. The vesting of the PSUs may accelerate upon a termination of employment following a change in control of the company as provided in the pertinent award notice.

        The total award packages to the individuals were valued for purposes of determining the awards at $4,250,000, $0, $1,400,000, $840,358 and $758,810 for Messrs. Smith, Rubin and Srivastava, Ms. Blasi and Mr. Gregoire, respectively. The Named Executive Officers will only realize these values with respect to the stock options when the company's stock price exceeds $79.08, representing the exercise price of the options plus the calculated Black-Scholes value per share. The stock options were valued by our compensation consultant for purposes of determining the awards (and not for financial reporting purposes) at $15.13 per share using Black-Scholes with the following assumptions: risk-free interest rate of 1.99%, expected life of 7 years, expected volatility of 16.8%, expected dividend yield of 0%, a term of 10 years, a market value of $63.95 and an exercise price of $63.95. A stock price of $79.08 corresponds to an increase in our market capitalization of approximately $414 million, based on the weighted average fully-diluted shares outstanding of 27,355,000 as of December 31, 2014, as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The PSUs were valued at $85.00 per share, representing the Monte Carlo simulation value which simulates possible performance outcomes relative to the index. The value was based on the following key assumptions (in addition to others required by the model): valuation date stock price of $63.95, expected volatility of 23.31%, expected dividend yield of 0% and risk-free interest rate of 1.00%.

  Retirement Vehicles/Deferred Compensation

        We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the Named Executive Officers on the same basis as all other participants. We have never maintained a defined-benefit pension plan. We also operate a Supplemental Accumulation Plan ("SAP"), a non-qualified deferred cash compensation plan that is designed to enhance opportunities for retirement savings in the absence of any retirement programs other than our 401(k) plan, and to promote the retention of our executive officers. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive's base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. For a description of the SAP, see "Benefit Plans and Awards—Deferred Compensation Plan" below. Awards are generally made in March of the following year. For 2014, Messrs. Smith, Rubin and Gregoire were each awarded in March 2015 a company contribution of 11% of his base salary.

  Perquisites

        We have historically provided certain perquisites to a small number of our Named Executive Officers depending on his or her level within the company and the provisions of each person's employment agreement. Most of the perquisite benefits we provide to the Named Executive Officers are designed as protection benefits (e.g., supplementing life and disability insurance to ensure three times and 60% of salary coverage, respectively). We believe that providing these personal protection perquisites protects the interests of the individual executives, permitting them to focus on the long term success of the company. For further information on the perquisites provided to each Named Executive Officer in 2014, see "Summary Compensation Table" below. All reimbursable business expenses of the chief executive officer are reviewed and approved by the Audit Committee on a quarterly basis and are reimbursed pursuant to our business expense policies, and all such business expenses incurred by each of the other Named Executive Officers are reviewed and approved in advance of reimbursement by the chief executive officer and are reimbursed pursuant to our business expense policies.

  Adjustments or Clawbacks of Compensation

        Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the Named Executive Officers or to clawback compensation after it is paid to our Named Executive Officers. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have no formal policy regarding when we might seek any such reimbursement or clawback, and we rely instead on an evaluation by the board of the circumstances giving rise to any financial restatement and an interpretation of the requirements of Section 304 in any particular case. Under a provision of the Dodd-Frank Act which has been codified in Section 10D of the Exchange Act, the SEC and NASDAQ are to promulgate rules which require listed companies to recover incentive-based compensation paid during the previous three years that is based on financial information which the company is required to restate due to a material non-compliance with financial reporting requirements. The SEC and NASDAQ have not yet promulgated these rules. We will adopt policies carrying out the new rules when they become effective.

        Under Section 12 of the 2011 MIP and predecessor equity plans, and by the terms of our equity award agreements, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant's employment or during the two year period following his or her termination of employment under the 2003 MIP, or a one-year period under the 2006 MIP, the 2008 MIP and the 2011 MIP, if the participant engages in certain types of conduct described in the plans and considered injurious to the company. Section 12 of the 2011 MIP also provides that any clawback or recoupment provision required under the Dodd-Frank Act will apply to awards under that plan.

  Equity Award Procedures Generally

        The company has a Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards; the process for the grant and approval of awards; and the documentation of awards. The policy provides that the committee determines the number of shares covered by awards of options, restricted shares, RSUs, PSUs and other types of equity awards for our Named Executive Officers and the terms of those awards. The policy provides that the committee establishes a pool of options, restricted shares, RSUs and PSUs which the chief executive officer has the power to award to other executive officers and employees generally. The actual number of options, restricted shares and RSUs or PSUs awarded annually to employees other than our Named Executive Officers and other senior executives is determined under the policy by our chief executive officer under delegated authority from the committee; awards are then made on the same date as the awards to our Named Executive Officers. Awards generally are made only once annually on the third business day in March unless otherwise determined by the committee. The purpose of this practice is to communicate and price equity awards to executive officers and employees early in the year, and to encourage them to attain the company's strategic objectives during the year. In a case where an executive or other employee is newly-hired or promoted or under other special circumstances, the award is made on the first business day of the month following the event giving rise to the award.

        The committee met in early February 2014 to tentatively set the percentage of base salary at which equity awards would be made. The 2014 equity awards were then approved on February 26, 2014 and awards were valued and made on March 5, 2014, as required by the company's equity award policy. The date of the awards followed the public announcement of the company's annual financial results for 2013 on March 3, 2014. The company publicly announces its annual financial results for the preceding year within 60 days of year end. Given our policy of making equity awards early in each year to incent performance during the year, we make awards on the third business day in March. This award date also ensures that the company's annual equity grants occur after the prior year results have been announced and discussed publicly and the market has had time to respond to such results.

        We also grant stock options and RSUs or PSUs in connection with the hiring of certain executives, and in connection with the signing of new or revised employment agreements with certain executives. We may also grant equity awards outside of the yearly cycle to an executive who undertakes substantial additional responsibility, as we did with Mr. Srivastava in July 2014, after he assumed additional responsibilities for company-wide strategy. In the case of our executive officers, such grants are approved by the committee and, in the case of other executives and senior officers, such grants are approved by the chief executive officer under delegated authority from the committee. Under our policy, awards made in connection with new hires, promotions or the assignment of new responsibilities to an existing employee, or under other special circumstances, are made effective on the first business day of the month following the relevant event.

        In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members. All equity award recipients are prohibited from engaging in hedging transactions, where all or part of the economic risk of the award is transferred to another person. See "Equity Hedging Policy" below.

        The company recognizes compensation expense for financial statement reporting purposes under Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Stock Compensation" ("ASC Topic 718") based on the grant-date value of the awards. The company recognizes substantially all of the compensation cost associated with the awards of RSUs or PSUs and stock options on a straight-line basis over the specified service period, which is generally the three-year vesting term. Awards of RSUs have a grant date value equal to the closing market price of shares underlying the RSUs on the date of the award. Where vesting of the RSU awards is conditioned on the achievement of minimum performance thresholds, the expense is accrued during the performance period and is estimated using the most probable outcome of the performance thresholds, and adjusted as the expected outcome changes. Awards of PSUs are valued using a Monte Carlo simulation, and the value is recognized as stock compensation expense on a straight-line basis over the vesting period. The Black-Scholes grant-date values of option awards are recognized as compensation expense on a straight-line basis over the vesting period. For further information on our accounting methods for equity awards, see Notes 2 and 6 to the consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 26, 2015.

  Equity Ownership Policy

        Our board has adopted an equity ownership policy which requires our executive officers to maintain ownership of a specified minimum value of our stock and other equity-linked securities, in order to ensure that their financial interests remain aligned with those of our shareholders. The policy applies to our chief executive officer, president, chief financial officer, our other officers who are considered "executive officers" under Section 16(b) of the Exchange Act and certain other officers with a title of senior vice president who report directly to our chief executive officer. Under the policy, our chief executive officer is required to hold equity with a current fair market value equal to at least five times his base salary; our chief financial officer is required to hold equity with a current fair market value equal to at least three times his base salary; and various other executive officers are required to maintain equity with a current fair market value equal to at least two times their base salary. The policy prohibits a covered executive officer from making any sales or other transfers of equity if its requirements are not then met by the executive officer or if any such sale or other transfer would cause the executive officer not to meet those requirements.

  Equity Hedging Policy

        Our stock trading policy includes a policy which prohibits our directors, officers and employees from transferring to another person all or any part of the economic risk (either positive or negative) of any equity award, either by contract, by substituting securities or any other arrangement which has that effect.

  Compensation of Named Executive Officers upon a Change in Control and Other Termination of Employment

        In connection with the appointment of Mr. Smith as chief executive officer of the company effective as of January 1, 2013, we entered into an employment agreement with him. In doing so, we determined to retain many of the same severance provisions and payments in the event of his termination without cause or for good reason by him, and in the event of a change of control, as were included in the previous employment agreement which we had with Dr. Lerer, our previous chief executive officer. We agreed that, should he be terminated by us without cause generally, or should he terminate his employment for good reason, we would provide him with severance pay equal to two times his last base salary and target bonus and provide him and his dependents with medical and other benefits for a period of up to 18 months. We also agreed that all vesting conditions on his sign-on equity awards would accelerate in that event, with all such vested options to remain exercisable for a period of one year and all RSUs which were not then exercisable as of the date of termination would vest and be settled when they would have vested and settled if he had remained employed by us throughout the term of such awards. In agreeing to those provisions, we took note of the fact that severance equal to two years' base salary and bonus is a common arrangement in dealing with senior management and that two years roughly approximates the length of time that a senior executive such as him might take to find another comparable position with another company if he found himself unemployed. We also determined to provide him with a substantial incentive to remain employed with us and facilitate a change of control transaction which the board might find advantageous to the shareholders, if one should be presented. To this end, we decided to extend to Mr. Smith in connection with a change of control severance pay equal to three times his last base salary and target bonus, if he should be terminated without cause or he should terminate his employment for good reason following a change of control. We decided not to provide Mr. Smith with any tax gross-up arrangement in connection with a change of control.

        In negotiating the employment agreement with Mr. Rubin in August 2008, shortly prior to his becoming our chief financial officer, we determined that he would face significantly less employment risk than the chief executive officer. We decided that his severance and change of control termination provisions should follow the general terms of the arrangements that we have with Mr. Gregoire and certain other senior officers of the company. Under these arrangements, we extend to the executive, if his or her employment is terminated without cause, a continuation of his or her base salary for a period of 12 months, as well as the possibility of a pro-rated bonus for the remainder of the year in which the termination is made effective. The arrangements are consistent with those in effect for all of our other senior officers except for Mr. Smith and Ms. Blasi. For Mr. Gregoire only, this severance is payable in a lump sum upon termination, rather than over the following 12 months, and it includes an additional amount equal to his target bonus. This variance from our standard terms was negotiated by Mr. Gregoire in connection with his hiring. In agreeing to provide these severance payments, we noted that they were in line with similar severance payments offered by comparable companies.

        In order to more closely align Ms. Blasi with the change of control and other termination arrangements that we have with certain other executive officers, we entered into an amendment to her employment agreement in early April 2013. Under the new arrangement, if she is terminated without cause or should she terminate her employment for good reason in connection with a change of control, she is entitled to severance equal to two times her base salary and target bonus payable in a lump sum, and pro rata target bonus for the year in which termination occurs.

        In the case of Mr. Rubin, the employment agreement specifies that any non-renewal of the employment agreement, any reduction in base salary or bonus opportunity, a reduction in duties or a relocation is considered a termination without cause. In the case of Mr. Srivastava, his employment agreement specifies any non-renewal, any relocation and any reduction of his base salary is considered a termination without cause. In the case of Ms. Blasi, her employment agreement specifies that any non-renewal of the employment agreement is considered a termination without cause, and any reduction in salary or a relocation would likewise be considered a termination without cause, if she objects to any such action. In the case of Mr. Gregoire, he has the right to terminate his employment agreement for good reason if his base salary or target bonus opportunities are reduced, his duties or authorities are reduced (including if he is removed from or does not continue in the position of chief legal officer to the parent entity reporting to the SEC), his reporting responsibility to the chief executive officer is changed or he is relocated. This variance from our standard terms was also negotiated by Mr. Gregoire in connection with his hiring.

        As a result of a general market survey commissioned by the committee and performed by its independent compensation consultants, we decided in late July 2006, through amendments to his employment agreement, to offer Mr. Gregoire different severance arrangements in the event of a termination of his employment without cause or a termination by him of his employment with good reason in connection with a change of control of the company. We also later extended these same terms to Mr. Rubin, Ms. Blasi and Mr. Srivastava when we entered into employment agreements with them. For these purposes, good reason includes a base salary reduction not applicable to management generally, a material reduction of duties or responsibilities, or a relocation. In any such event, he is entitled to pro rata target bonus for the year in which termination occurs, and severance equal to two times his last base salary and target bonus. The compensation consultant found that the length and amount of the arrangements was generally consistent with arrangements offered by most comparable companies. We believe that these severance arrangements will provide strong incentives to Messrs. Rubin and Gregoire and Ms. Blasi to remain with the company to facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented.

        In providing these change of control termination rights to Messrs. Rubin and Gregoire and Ms. Blasi, we noted that a change of control of the company would likely negatively impact their careers with us. At the same time, we recognized that it was important to secure their cooperation in the event that the company is to be sold, and it was decided that this protection was advisable to provide them with an incentive to remain with us through the sale. In formulating the definition of good reason for termination in a sale of the company, we relied on the advice of our compensation consultant. Similar change of control termination rights were provided to various other key executives of the company. In addition, under the terms of the options awarded to all employees in recent years, if within 18 months of a change of control of the company the employee is terminated without cause or the employee terminates his or her employment for good reason, as defined in the employee's employment agreement, the vesting of all options then held by the employee will be accelerated.

        The committee has decided not to agree to any so-called "single triggers" or "modified single triggers" in future employment contracts with executives which would require the company to pay severance and accelerate the vesting or lapse of restrictions on equity grants upon voluntary resignation of the executive in connection with a change of control of the company. The company previously had a policy that we would only agree to "gross-up" arrangements when a special accommodation was needed to recruit a new executive to the company and then only to allow the arrangement to last for three years. A "gross-up" arrangement is a contractual obligation with an executive under which the company agrees to reimburse the executive for any excise tax payable upon a change of control of the company. In 2012, we modified this policy to provide that we will not extend any new gross-up arrangements to any executives, without exception. We did not extend a gross-up arrangement to Mr. Smith in his employment agreement entered into as part of becoming our chief executive officer in December 2012. Under their existing employment agreements, we currently have gross-up obligations only with Messrs. Rubin and Gregoire, and the company does not anticipate paying any gross-up amount to Mr. Rubin when his employment terminates. At current market prices and given their tenure with the company, it is highly unlikely that the company would be required to make any gross-up payments to these Named Executive Officers upon a change of control.

        Arrangements under which the Named Executive Officers will be bound by non-solicitation and non-competition covenants following their termination of employment with the company are described under "Employment Contracts and Termination of Employment and Change of Control Payments" below.

  Review of Risks and Incentives

        We seek to implement compensation policies and practices that encourage the careful management of operating and financial risk. We believe that our compensation policies and practices as they relate to our executive officers and employees are currently well-aligned with this risk-management objective.

        In order to manage our risk in compensation decisions and to align the incentives that we provide to our executive officers and employees with the interests of our shareholders, we provide our executive officers and employees with a diversified set of incentives. These are carefully balanced between fixed cash compensation (base salary), short-term variable cash incentives (awards under the ICP) and long-term equity incentives (awards of performance-vesting RSUs, PSUs which depend on company performance against the performance of a set of index companies, market-priced stock options, and performance-based cash awards under the 2011 MIP and predecessor equity plans). Our base salary is designed to provide basic financial security to our executive officers and other employees, with the amount set at a level designed to reflect the degree of influence which the recipient has over company performance.

        Awards of short-term bonuses under our ICP are based on a percentage of an executive officer's or other employee's base salary, to reflect the level of impact that the individual has over our corporate performance and to provide an incentive appropriate to the individual's position in the company. Our ICP awards are based in large part on achievement of the segment profit targets set for the company or for particular business segments of our overall business set on an annual basis by the board and to a lesser degree on the annual growth of companywide adjusted net income, which is reflected in our audited yearend financial statements. See "Annual Bonuses" above. Higher target bonus percentages are assigned to the Named Executive Officers who face a higher degree of accountability for the company's annual performance. We believe that this individualized approach serves as a factor mitigating the operating and financial risk that we face in awarding short-term cash bonuses. Another factor mitigating the risks of awarding short-term cash bonuses is that our mix of total compensation is weighted heavily toward long-term equity incentives, which motivates our Named Executive Officers to build long-term shareholder value.

        In making long-term equity awards under our 2011 MIP and predecessor equity plans, we have sought to carefully balance the risks and incentives posed by both RSU or PSU awards and stock options. Our policy has been to award options with a value equal to 75% of the total equity award and RSUs, or beginning in 2015, PSUs, with a value equal to 25% of the total award. The stock option awards have a term of 10 years and vest over a three-year period, or in the case of Mr. Smith's sign-on equity award, a four-year period. The result is that the incentive is long-term in nature, is earned over a period of years, and provides for participation in future value creation as measured by the company's stock price performance. The RSU and PSU awards are designed to expose the recipient to the risk that the company's stock price might fall and provide a retention incentive due to the value that is received upon vesting. These awards also vest over a three-year (or for Mr. Smith a four-year) period, creating a long-term incentive for the recipient to maintain and increase the company's stock price. In addition, our RSU awards include minimum performance thresholds which require the company to meet certain minimum EPS and ROE thresholds over the three-year (or four-year) vesting period, so that the current value associated with the RSUs cannot be realized unless the company meets those minimum performance vesting thresholds. Our PSU awards vest and are settled after a three-year performance period, mitigating any risk that the settlement will be based on a short and potentially unrepresentative performance. See "Equity Awards" above. While our stock price may be subject to periodic short-term fluctuation in response to factors other than long-term company performance, we believe that the terms of our equity awards create incentives to create real, long-term value in our stock, while avoiding risks that are reasonably likely to have a material adverse effect on the company.

        Under the terms of the 2011 MIP and other equity plans and our equity award agreements, we have the right to adjust compensation before it is paid or to clawback compensation after it is paid, if the participant engages in certain types of conduct considered injurious to the company. See "Adjustments or Clawbacks of Compensation" above. In addition, Section 304 of the Sarbanes-Oxley Act affords the company clawback rights against the chief executive officer and chief financial officer if an accounting restatement is necessary due to misconduct. These clawback rights are designed to mitigate several risks by removing incentives for different types of negative conduct and help assure accountability if the situations to which they apply should arise. Our equity ownership policy, which is described above under "Equity Ownership Policy," is also designed to mitigate the risks of awarding equity to our Named Executive Officers by requiring them to always have personal economic exposure to the company's stock price performance which is material relative to their base salary.

Consideration of Stockholder Votes on Executive Compensation

        At our 2014 annual meeting, we held an advisory vote on the compensation of our Named Executive Officers. Our stockholders voted to approve our executive compensation, with 78.6% of all of the shares that voted on the matter (excluding abstentions and broker non-votes) voting in favor.

        In connection with the meeting, we reached out to many of our larger shareholders to hear if they had any particular concerns regarding our compensation practices. Some of the shareholders contacted indicated that they planned to follow or consider the recommendations of the proxy advisory services, Institutional Shareholder Services, Inc. ("ISS") and Glass, Lewis & Co., LLC ("Glass Lewis"). A few of our shareholders mentioned issues raised in the report issued by Glass Lewis, which are summarized below.

        Prior to the 2014 shareholder meeting, ISS issued a positive recommendation regarding our executive compensation vote, while Glass Lewis issued a negative recommendation on that vote. ISS's positive recommendation was based on its assessment of various changes to the company's compensation programs made since the prior year to enhance the rigor of the company's incentive programs. Glass Lewis assessed that the company had adequately aligned executive pay with corporate performance but disagreed with certain aspects of the company's compensation programs. The following is a response to the most significant issues raised by Glass Lewis in its recommendation:

Issue	Company Response
The company moderately underperformed the peer group selected by Glass-Lewis	The company's 2013 financial performance was significantly affected by the transition in our operating strategy during that year. We nevertheless view that transition as vital to our future success.
The company's STIP awards are largely discretionary because they involve subjective judgments about the performance of executives
The company disagrees that a subjective performance assessment is essentially discretionary. However, the company has modified its short-term incentive plan design with the adoption of the ICP, which is based on a formula with the largest weighting tied to segment profit results for relevant business segments, and a portion tied to growth of company-wide adjusted net income and individual performance.

Issue	Company Response
The company's RSU awards vest based on specified performance hurdles but these hurdles are not sufficiently rigorous	In 2014, the committee modified the definition of the performance hurdles to make them more rigorous, and the company believes that the performance hurdles assigned to the RSU awards in 2014 and previous years were appropriately rigorous. We note that the PSUs awarded in 2015 are based on relative performance against the total shareholder returns generated by the companies included in the S&P Health Care Services Industry Index, so the issue of rigor will not be relevant to those awards.
The performance hurdles established for the vesting of RSUs do not depend on performance relative to peer companies
For 2015, the company awarded 25% of the value of its long-term equity awards in the form of PSUs, the settlements of which are based on performance relative to the total returns generated by the companies included in the S&P Health Care Services Industry Index. The company believes that its long-term equity incentives are properly balanced 75%/25% between stock options, the value of which depend on absolute performance, and PSUs, the value of which depend on total shareholder returns generated by the company compared with the group of companies included in the index.
The company has tax gross-up arrangements with some executives
The company no longer enters into gross-up arrangements, and only has such arrangements with Messrs. Rubin (who will be leaving the company) and Gregoire which were negotiated as part of their hiring. Based on their long tenure and our current share price, it is unlikely that a gross-up payment will ever be required. As noted below, Mr. Rubin will terminate his employment with the company without the payment of any gross-up amount.
Mr. Smith's 2013 bonus is guaranteed
This assertion is mistaken; Mr. Smith has no guaranteed bonus provisions or arrangements. All of our Named Executive Officers have bonus targets which are a percentage of their base salary, and actual performance against company net income growth, segment profit and other performance targets dictates where in the target range the bonus awards will fall.

We last held an advisory vote on how often we should hold our advisory vote on the compensation of our Named Executive Officers at our 2014 annual meeting. At that meeting, our stockholders voted, by a large majority, for an annual vote. Based on these voting results, we determined to hold our advisory vote on executive compensation on an annual basis.

  Loans to Executive Officers and Board Members

        The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to our Named Executive Officers or members of the board of directors. No such loans are outstanding.

  Deductibility of Executive Compensation

        Section 162(m) of the IRC generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer and to its three most highly paid senior executive officers, other than the chief financial officer, to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee's objective is to structure our compensation programs to maximize the deductibility under Section 162(m) of compensation paid, but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in the company's best interests to do so, and has done so in certain instances in recent years.

Management Compensation Committee Report

        The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

                      The Management Compensation Committee

                      Mary F. Sammons (Chair)
                      Eran Broshy
                      Kay Coles James
                      Michael S. Diament

Summary Compensation Table for 2014, 2013 and 2012

        The following table sets forth, for the three years ended December 31, 2014, 2013 and 2012, the compensation paid by the company to our principal executive officer, principal financial officer and the three next most highly compensated executive officers serving at December 31, 2014 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Base Salary	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
		($)	($)	($)		($)	($)		($)
Barry M. Smith	2014	975,000	–	–		$1,505,000	141,587	(5)	2,621,587
Chief Executive Officer(4)	2013	900,000	1,574,986	3,826,225		1,215,000	136,709		7,652,920
Jonathan N. Rubin	2014	496,808	313,122	800,197		467,173	78,556	(6)	2,155,856
Chief Financial Officer	2013	480,575	302,577	738,074		363,075	76,542		1,960,843
	2012	460,712	293,730	752,790		528,750	70,768		2,106,750
Sam K. Srivastava	2014	518,846	121,263	634,339	(8)	486,948	7,800	(9)	1,769,196
Chief Executive Officer
Magellan Healthcare(7)
Tina Blasi	2014	450,940	215,773	551,354		346,409	7,800	(10)	1,572,276
Chief Executive Officer,	2013	437,806	220,533	537,909		330,763	90,983		1,617,994
NIA Magellan	2012	424,055	253,006	521,203		374,651	2,059		1,574,974
Daniel N. Gregoire	2014	430,245	189,685	484,743		269,529	68,529	(11)	1,442,731
General Counsel	2013	417,101	183,804	448,411		210,080	67,026		1,326,422
	2012	404,953	178,450	457,358		316,140	66,535		1,423,436

(1)
The amounts shown in this column represent the aggregate grant date fair values of RSUs awarded in 2014, 2013 and 2012 computed in accordance with ASC Topic 718, without any discount attributable to the risk that the applicable minimum performance hurdles will not be met. The amounts for 2014 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $60.39 on 3/5/14. The amounts for 2013 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $51.79 on 2/1/13 for Mr. Smith and $53.00 on 3/5/13 for the other NEOs. The amounts for 2012 were calculated based on the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $47.46 on 3/5/12. Ms. Blasi was awarded additional RSUs on 9/4/12 which were valued at $49.64, the closing price on that date.

(2)
The amounts shown in this column represent the grant date fair values of the options awarded in 2014, 2013 and 2012 computed in accordance with ASC Topic 718. The amounts for the NEOs other than Mr. Smith for 2014, other than the award to Mr. Srivastava on 8/1/14, were calculated based on a value of $13.594221 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 1.14%, expected life of 4 years, expected volatility of 26.20%, expected dividend yield of 0%, a term of 4 years, a market value of $60.39, and an exercise price of $60.39. The award made to Mr. Srivastava made on 8/1/14 was calculated based on a value of $12.980538 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 1.27%, expected life of 4 years, expected volatility of 26.20%, expected dividend yield of 0%, a term of 10 years, a market value of $57.12 and an exercise price of $57.12. The amount for Mr. Smith's award on 2/1/13 was calculated based on a value of $11.92 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 0.68%, expected life of 4 years, expected volatility of 27.86%, expected dividend yield of 0%, a term of 10 years, a market value of $51.79 and an exercise price of $51.79. The amounts for the other NEOs for 2013 were calculated based on a value of $12.132 per share determined using Black-Scholes with the following assumptions: risk-free interest rate of 0.60%, expected life of 4 years, expected volatility of 27.86%, expected dividend yield of 0%, a term of 10 years, a market value of $53.00 and an exercise price of $53.00. The amounts for 2012 were calculated based on a value of $11.797 per share determined using Black-Scholes with the following assumptions: risk free interest rate of 0.65%, expected life of 4 years, expected volatility of 30.3%, expected dividend yield of 0%, a term of 10 years, a market value of $47.46 and an exercise price of $47.46.

(3)
The amounts shown in this column represent amounts awarded under the ICP for service during the indicated year but paid in the following year. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above for a discussion of the awards.

(4)
Mr. Smith began serving as chief executive officer on 1/1/13. Mr. Smith received sign-on awards of stock options and RSUs on 2/1/13 which were intended to cover his equity awards for 2013 and 2014, and he received no additional equity award in 2014.

(5)
Includes $938 in company matching 401(k) contributions, a $110,000 SAP contribution in 2015 for 2014 services, $10,664 in supplemental life insurance, $10,775 in supplemental long-term disability insurance and $9,210 in gross-up payments for perquisites.

(6)
Includes $7,800 in company matching 401(k) contributions, a $55,115 SAP contribution in 2015 for 2014 services, $777 in supplemental life insurance, $7,255 in supplemental long term disability insurance and $7,609 in gross-up payments for perquisites.

(7)
Mr. Srivastava began serving as chief executive officer of Magellan Healthcare in September 2013.

(8)
Includes 22,791 options granted on 3/5/14 and valued as described in Note 2 above and 25,000 options granted on 8/1/14 and valued as described in Note 2 above.

(9)
Includes $7,800 in company matching 401(k) contributions.

(10)
Includes $7,800 in company matching 401(k) contributions.

(11)
Includes $7,800 in company matching 401(k) contributions, a $47,697 SAP contribution in 2015 for 2014 services, $3,118 in supplemental life insurance, $6,350 in supplemental long term disability insurance and $3,564 in gross-up payments for perquisites.

Grants of Plan-Based Awards for 2014

        The following table sets forth, for the year ended December 31, 2014, information regarding grants of non-equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

					All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards(3)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum(2)
		($)	($)	($)	(# of units)	(# of shares)	($/Sh)	($)
Barry M. Smith		0	1,250,000	2,500,000
Jonathan N. Rubin		0	375,783	751,566
	3/5/14					58,863	60.39	800,197
	3/5/14				5,185			313,122
Sam K. Srivastava		0	420,000	840,000
	3/5/14					22,791	60.39	309,826
	8/1/14					25,000	57.12	324,513
	3/5/14				2,008			121,263
Tina Blasi		0	272,549	545,098
	3/5/14					40,558	60.39	551,354
	3/5/14				3,573			215,773
Daniel N. Gregoire		0	216,803	433,606
	3/5/14					35,658	60.39	484,743
	3/5/14				3,141			189,685

(1)
For a discussion of the operation of the ICP, see "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above. Actual awards made under the ICP for service in 2014 are set forth under the column "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for 2014, 2013 and 2012" above.

(2)
The maximum award represents 200% of the applicable target award. The board retains discretion to award a higher amount under the ICP if it elects to do so.

(3)
The grant date fair values of options shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718. The grant date fair values of option awards for purposes of determining awards and the assumptions used in calculating those values is described under "Benefit Plans and Awards" below.

(4)
The grant date fair values of RSUs shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718, without any discount attributable to the risk that the applicable minimum performance thresholds will not be met. The grant date fair values of the RSU awards are equal to the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $60.39 on 3/5/14 and $57.12 on 8/1/14.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

        Annual Incentive Plan.    In 2014, the executive officers were eligible to participate in the company's 2014 Incentive Compensation Plan ("ICP"), which was designed to provide awards to officers and other employees and which aligns individual employee's performance goals with the company's and his or her individual business segment performance and our corporate growth strategy. The target bonus award levels for the executive officers ranged from 125% to 50% of base salary, as generally specified in their employment agreements. Messrs. Smith, Rubin, Srivastava and Gregoire are entitled to an annual target bonus opportunity of 125%, 75%, 75%, and 50%, respectively, and the company decided to make Ms. Blasi eligible for an annual target bonus of 60% of her base salary amount. Based on performance in relation to applicable targets, the amount of bonus can range from 0% to 200% of target percentage, depending on individual and company performance. Awards are based on the company meeting or exceeding specified financial goals, as described in "Compensation Discussion and Analysis—Annual Bonuses" above. Based on the financial results attained for 2014, the Company ICP awards in the amounts of $1,505,000 (120% of target) to Mr. Smith, $467,173 (124% of target) to Mr. Rubin, $486,948 (116% of target) to Mr. Srivastava, $346,409 (127% of target) to Ms. Blasi and $269,529 (124% of target) to Mr. Gregoire were paid to the executive officers on March 13, 2015. Base salary and ICP payments as a percentage of total actual compensation for 2014 represented 44%, 43%, 54%, 48% and 48% for Mr. Smith, Mr. Rubin, Mr. Srivastava, Ms. Blasi and Mr. Gregoire.

        2011 Management Incentive Plan.    The shareholders approved the 2011 MIP at the annual meeting of shareholders held on May 18, 2011. The 2011 MIP is administered by the Management Compensation Committee of the board and allows several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSUs"), performance-based restricted stock units ("PSUs") and performance-based cash awards. The plan authorized awards covering a total of up to 5,000,000 shares of common stock, plus the amount of future forfeitures under the 2008 MIP, 2006 MIP, the 2003 MIP and the 2006 Director Equity Compensation Plan. The 2011 MIP also permits grants of equity to directors. On February 1, 2013, the company awarded to Mr. Smith under the 2011 MIP options to purchase 320,992 shares of common stock and an RSU award for 30,411 shares of common stock. This award was intended to cover Mr. Smith's equity incentives for 2013 and 2014. The options have an exercise price of $51.79 per share, the closing price of the common stock on the date of the award, and a term of 10 years. The options and RSUs vest over a four-year period as to 1/6 in 2014, 1/3 in 2015 and 2016 and the final 1/6 in 2017. The vesting of the RSUs is subject to the satisfaction of certain minimum performance hurdles relating to adjusted EPS and ROE. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for Our Named Executive Officers—Equity Awards." The stock option award to Mr. Smith was valued at $14.72 per share by our compensation consultant for purposes of determining the award using Black-Scholes based on a risk-free interest rate of 1.38%, an expected life of 7 years, expected volatility of 23.8%, an expected dividend yield of 0%, a term of 10 years, a market value of $51.79 and an exercise price of $51.79. On March 5, 2014, the company awarded under the 2011 MIP options to purchase 58,863, 22,791, 40,558 and 35,658 shares of common stock and RSU awards for 5,185, 2,008, 3,573 and 3,141 shares of common stock to Mr. Rubin, Mr. Srivastava, Ms. Blasi and Mr. Gregoire, respectively. The options have an exercise price of $60.39 per share, the closing price of the common stock on the date of award, and a term of 10 years. The options and RSUs vest ratably over a three-year period. The vesting of the RSUs is subject to satisfaction of certain minimum performance thresholds relating to EPS and ROE. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Equity Awards." The stock option awards were valued at $15.96 per share by our compensation consultant for purposes of determining the awards using Black-Scholes based on a risk free interest rate of 2.26%, an expected life of 7 years, expected volatility of 18.91%, an expected dividend yield of 0%, a term of 10 years, a market value of $60.39 and an exercise price of $60.39. The RSU awards made on March 5, 2014 were valued at the $60.39 closing price of the common stock on the date of the award. On August 1, 2014 Mr. Srivastava also received an award of options to purchase 25,000 shares of common stock exercisable at a price of $57.12 per share, the closing price on the date of the award, and a term of 10 years, vesting ratably over a three year term on August 1, 2015, 2016 and 2017. This stock option award had a value of $14.964 per share using the same methodology as our compensation consultant used and using Black-Scholes based on a risk-free interest rate of 2.16%, an expected life of 7 years, expected volatility of 18.91%, an expected dividend yield of 0%, a term of 10 years, a market value of $57.12 and an exercise price of $57.12.

        Perquisites.    Mr. Smith is only provided the same perquisites as other senior executive officers. The employment agreements with Messrs. Rubin and Srivastava, Ms. Blasi and Mr. Gregoire entitle them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company's benefit arrangements, each of them (except Mr. Srivastava and Ms. Blasi) receives supplemental life and disability insurance. The company does not provide perquisites other than supplemental life and disability insurance. The company also provides a gross-up payment to cover the tax cost to Messrs. Smith, Rubin and Gregoire of receiving non-cash perquisites. For a description of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see "Employment Contracts and Termination of Employment and Change of Control Payments" below.

        Deferred Compensation Plan.    The Supplemental Accumulation Plan (the "SAP") is a deferred compensation plan which is designed to promote the retention of key executives. Annually, the Management Compensation Committee approves a percentage contribution for certain executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. For 2014, the Company awarded Messrs. Smith, Rubin and Gregoire a company contribution of 11% of base salary. Both company and voluntary contributions are paid to a trust sponsored by a third party administrator and invested in one or more mutual funds selected by the respective executive officer. Returns on each individual's account balance are based on the performance of his or her selected investments.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer following termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not "for cause."

        The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the company (as defined in the SAP document).

        The company does not maintain any defined benefit pension plans.

Outstanding Equity Awards at December 31, 2014

        The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as at December 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options					Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
				Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
	(#)	(#)		($)		(#)		($)
Barry M. Smith	53,499	267,493	(2)	51.79	02/01/23
						25,342	(3)	1,521,280
Jonathan N. Rubin	90	21,270	(4)	47.46	03/05/22
	20,279	40,558	(5)	53.00	03/05/23
	—	58,863	(6)	60.39	03/05/24
						2,063	(7)	123,842
						3,806	(8)	228,474
						5,185	(9)	311,256
Sam K. Srivastava	20,000	40,000	(11)	61.32	10/01/23
	—	22,791	(6)	60.39	03/05/24
	—	25,000	(12)	57.12	08/01/24
						2,008	(12)	120,540
Tina Blasi	11,348	—		42.75	03/03/20
	8,400	14,727	(4)	47.46	03/05/22
	14,780	29,558	(5)	53.00	03/05/23
	—	40,558	(6)	60.39	03/05/24
						1,428	(7)	85,723
						333	(10)	19,990
						2,774	(8)	166,523
						3,573	(9)	214,487
Daniel N. Gregoire	20,365	—		40.63	03/02/17
	25,293	—		41.47	03/05/18
	26,232	—		42.75	03/03/20
	29,551	—		49.10	03/03/21
	25,846	12,923	(4)	47.46	03/05/22
	12,321	24,640	(5)	53.00	03/05/23
	—	35,658	(6)	60.39	03/05/24
						1,253	(7)	75,218
						2,312	(8)	138,789
						3,141	(9)	188,554

(1)
Market value is calculated based on the closing price of $60.03 on 12/31/14.

(2)
The options were awarded on 2/1/13 and the remaining unvested options vest as to 40% on each of 2/1/15 and 2/1/16 and 20% on 2/1/17.

(3)
The RSU award was made on 2/1/13 and the remaining unvested RSUs vest as to 40% on each of 2/1/15 and 2/1/16 and 20% on 2/1/17 if certain performance hurdles are met.

(4)
The options were awarded on 3/5/12 and the remaining unvested options vest in full on 3/5/15.

(5)
The options were awarded on 3/5/13 and the remaining unvested options vest as to 50% on each of 3/5/15 and 3/5/16.

(6)
The options were awarded on 3/5/14 and vest as to 33 1/3% on each of 3/5/15, 3/5/16 and 3/5/17.

(7)
The RSU award was made on 3/5/12 and the remaining unvested RSUs vest in full on 3/5/15 if certain performance hurdles are met.

(8)
The RSU award was made on 3/5/13 and the remaining unvested RSUs vest as to 50% on each of 3/5/15 and 3/5/16 if certain performance hurdles are met.

(9)
The RSU award was made on 3/5/14 and vests as to 33 1/3% on each of 3/5/15, 3/5/16 and 3/5/17 if certain performance hurdles are met.

(10)
The RSU award was made on 9/4/12 and the remaining unvested RSUs vest on 9/4/15 if certain performance hurdles are met.

(11)
The options were awarded on 10/1/13 and the remaining unvested options vest as to 50% on each of 10/1/15 and 10/1/16.

(12)
The options were awarded on 8/1/14 and vest as to 33 1/3% on each of 8/1/15, 8/1/16 and 8/1/17.

Option Exercises and Stock Vested for 2014

        The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Barry M. Smith	—	—	3,554	216,636
Jonathan N. Rubin	211,733	3,848,988	3,854	351,191
Sam K. Srivastava	—	—	—	—
Tina Blasi	31,549	408,731	2,858	269,028
Daniel N. Gregoire	21,675	514,335	2,406	217,016

(1)
The value realized on exercise of stock options is equal to the sale price reported in the executive's Form 4, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)
The Stock awards consist of RSUs granted to Mr. Smith on 2/1/13 which vest as to 1/6 on 2/1/14, 1/3 on each of 2/1/15 and 2/1/16 and 1/6 on 2/1/17; RSUs granted to Mr. Rubin, Ms. Blasi and Mr. Gregoire on 3/5/13 which vest as to 1/3 on each of 3/5/14, 3/5/15 and 3/5/16; RSUs granted to Mr. Rubin, Ms. Blasi and Mr. Gregoire on 3/5/12 which vest as to 1/3 on each of 3/5/13, 3/5/14 and 3/5/15; RSUs granted to Ms. Blasi on 9/4/12 which vest as to 1/3 on each of 9/4/13, 9/4/14 and 9/4/15; and RSUs granted to Mr. Rubin, Ms. Blasi and Mr. Gregoire on 3/3/11 which vest as to 1/3 on each of 3/3/12, 3/3/13 and 3/3/14. Upon vesting of those RSUs, the share issuances were reduced by the following amounts in order to satisfy tax withholding requirements. For Mr. Smith's RSUs issued on 2/1/13 and vesting on 2/1/14, the award was reduced by 1,515 shares; for the RSUs issued on 3/5/13 and vesting on 3/5/14, the award to Mr. Rubin was reduced by 632 shares, the award to Ms. Blasi was reduced by 490 shares and the award to Mr. Gregoire was reduced by 370 shares; for the RSUs issued on 3/5/12 and vesting on 3/5/14, the award to Mr. Rubin was reduced by 687 shares, the award to Ms. Blasi was reduced by 505 shares and the award to Mr. Gregoire was reduced by 402 shares; for the RSUs issued on 9/4/12 to Ms. Blasi and vesting on 9/4/14, the award to her was reduced by 126 shares; and for the RSUs issued on 3/3/11 and vesting on 3/3/14, the award to Mr. Rubin was reduced by 629 shares, the award to Ms. Blasi was reduced by 496 shares and the award to Mr. Gregoire was reduced by 407 shares.

(3)
The value realized on vesting of RSUs is equal to the closing price of the company's common stock on the vesting date (or if the vesting date fell on a weekend, the next business day), multiplied by the number of shares affected. The values realized include shares withheld by the company to satisfy tax withholding requirements.

Nonqualified Deferred Compensation

        The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for nonqualified deferred compensation plans for the year ended December 31, 2014 and as of that date.

Name	Executive Contributions in 2014	Company Contributions in 2014(1)	Aggregate Earnings in 2014(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2014(2)
	($)	($)	($)	($)	($)
Barry M. Smith	1,175,508	99,000	6,727	—	1,416,502
Jonathan N. Rubin	—	53,251	29,637	—	352,220
Sam K. Srivastava	—	—	—	—	—
Tina Blasi	135,282	—	5,956	—	141,238
Daniel N. Gregoire	—	46,218	5,158	—	416,699

(1)
The contributions included in this column do not include SAP contributions made by the company in March 2015 for service in 2014 in the following amounts: $110,000, $55,115 and $47,697 to Messrs. Smith, Rubin and Gregoire. These contributions are included in the "Summary Compensation Table for 2014, 2013 and 2012" above under the column "All Other Compensation" and the related footnotes. The contributions included in this column were made in March 2014 for service in 2013.

(2)
The amounts included in this column are not included in the individual's compensation specified in the "Summary Compensation Table for 2014, 2013 and 2012" above. The amounts are based on returns generated in their SAP accounts held in a separate trust and administered by a third party.

EXECUTIVE OFFICERS

Executive Officers of the Company

Name	Age	Position	Year Appointed
Barry M. Smith	61	Chief Executive Officer	2013
Jonathan N. Rubin	51	Chief Financial Officer	2008
Sam K. Srivastava	47	Chief Executive Officer, Magellan Healthcare	2013
Robert W. Field	67	Chief Executive Officer, Magellan Rx Management	2013
Tina Blasi	57	Chief Executive Officer, NIA Magellan	2008
Daniel N. Gregoire	59	General Counsel and Secretary	2005
Caskie Lewis-Clapper	50	Chief Human Resources Officer	2004

        Information for Barry M. Smith, our current chief executive officer, is presented above under "Directors."

        Jonathan N. Rubin became chief financial officer of the company in September 2008. Prior to joining the company at that time, he served as senior vice president, Dental and Vision for Cigna Healthcare and senior vice president and chief financial officer of the HealthCare Division of Cigna Healthcare, Cigna's largest division, from 2004 to 2008. He previously served in various capacities with Cigna from 1985 to 2004.

        Sam K. Srivastava became chief executive officer of Magellan Plan Services in September 2013 and chief executive officer of Magellan Healthcare in February 2014. He previously served as president of the national and senior segments at Cigna Health Care. Prior to joining Cigna, he served in executive leadership positions with UnitedHealth Group and HealthNet.

        Robert W. Field became chief executive officer of Magellan Pharmacy Solutions in October 2013 and chief executive officer of Magellan Rx Management in February 2014. He previously served as president, chief executive officer and co-founder of Partners Rx.

        Tina Blasi became chief executive officer of the company's radiology benefits management subsidiary, National Imaging Associates, Inc. in January 2008. She was also named interim president of Pharmacy Solutions in August 2012 and chief executive officer of NIA Magellan in 2014. Prior to joining NIA, Ms. Blasi co-founded and served, from 1999 to 2007, as chief operating officer of Lumenos, a privately held consumer-directed health plan which was acquired by WellPoint, Inc. in 2005. She previously served as chief operating officer and in other senior management positions with Value Behavioral Health.

        Daniel N. Gregoire became general counsel and secretary in January 2005. Mr. Gregoire was formerly executive vice president, general counsel and secretary of Oxford Health Plans, Inc., a New York Stock Exchange-listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass + Green PA, a Manchester, New Hampshire-based law firm, from 1981 to 2000.

        Caskie Lewis-Clapper became chief human resources officer of the company in 2004. She previously held several senior positions in human resources since joining the company in 1999. Prior to joining Magellan, Ms. Lewis-Clapper served as Human Resources Operations lead for Helix Health, a Baltimore, Maryland-based health care system. Prior to joining Helix, she was with General Physics Corporation, where as a staff consultant she worked with clients across several industries on learning, organizational development and performance improvement initiatives.

Employment Contracts and Termination of Employment and Change of Control Payments

        The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers.

        Barry M. Smith.    The Company appointed Mr. Smith to the position of chief executive officer effective as of January 1, 2013, after entering into an employment agreement with him on December 10, 2012. The agreement was for a one-year term and automatically renews for one-year periods unless either party gives notice of non-renewal at least 180 days prior to the next renewal date or unless the agreement is sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed by the company for an additional one-year term on December 31, 2014. The company is required to pay Mr. Smith a base salary of $900,000, with annual review for increase by the board or a duly authorized committee. Mr. Smith's base salary was increased by 11.1% to $1,000,000 on April 1, 2014. Mr. Smith's base salary was maintained at $1,000,000 for 2015. Mr. Smith is entitled to an annual target bonus opportunity of 125% of base salary with the ability to earn up to 250% of base salary based on the performance of the company and at the discretion of the board or a duly authorized committee. The agreement provided for a sign-on equity grant of options with a total value of $4,725,000. Under this arrangement, Mr. Smith was awarded an option to purchase 320,992 shares exercisable at $51.79 per share. The agreement also provided for a sign-on equity grant of performance-vesting RSUs with a value equal to $1,575,000, with the number of RSUs determined by dividing that figure by the closing price on February 1, 2013. Under this arrangement, Mr. Smith was awarded RSUs for 30,411 shares of which 50% are subject to minimum EPS performance hurdles and 50% are subject to minimum ROE performance hurdles. The options and RSUs vest as to one-sixth on February 1, 2014, an additional one-third on each of February 1, 2015 and 2016 and the final one-sixth on February 1, 2017, provided the performance hurdles are met for each performance period. Mr. Smith was not entitled to receive any additional equity awards in 2013 and 2014. The agreement also provides for benefits commensurate with Mr. Smith's position on a basis at least as favorable as other senior level executives of the company, except that he was not entitled to receive any additional equity awards in 2014. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Smith:  If Mr. Smith resigns without good reason as described below, he would receive all base salary accrued through the date of termination and the vested portion of any deferred compensation or other benefit plan, and only vested options would be exercisable for a period of six months after termination.

  •
  Termination without cause by the company or with good reason by Mr. Smith:  Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination and pro rata earned bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of his sign-on option award, which will remain exercisable for one year after termination, and all of his sign-on RSU award will vest and be settled when it would have vested and settled had he remained employed with the company through the term of those RSUs, and reimbursement for health insurance premiums for a period of up to 18 months after the date of termination. If Mr. Smith had terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $2,000,000 of base salary, estimated bonus of $2,500,000 (assuming target bonus is achieved) and the cost of making medical and dental coverage available to him and his dependents estimated at $22,188. In addition, the value of his accelerated stock options would have been $2,204,142 and the value of his accelerated RSUs would have been $1,521,280, based on the $60.03 closing price of the company's stock on that date.

  •
  Termination without cause by the company or with good reason by Mr. Smith in connection with, or within two years after, a change of control: Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of his sign-on option award, which will remain exercisable for one year after the termination, and all of his sign-on RSU award will vest and be settled when it would have vested and settled had he remained employed with the company through the terms of those RSUs, and reimbursement for health insurance premiums for a period of up to 18 months after the date of termination. If Mr. Smith had terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $3,000,000 of base salary, estimated bonus of $3,750,000 and the cost of making medical and dental coverage available to him and his dependents estimated at $22,188. In addition, the value of his accelerated stock options would have been $2,204,142 and the value of his accelerated RSUs would have been $1,521,280, based on the $60.03 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Smith (or his estate) would receive all base salary accrued through the effective date of the termination and pro rata earned bonus for the year in which termination occurs, and only vested options would be exercisable for a period of 12 months after termination.

        Following termination of employment, Mr. Smith will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period equal to the longer of one year or the number of years in respect of which his is paid base salary on termination, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Jonathan N. Rubin.    In connection with his appointment as the company's chief financial officer, the company entered into an employment agreement and related amendment no. 1 with Mr. Rubin on August 11, 2008. The agreement provided for an initial one-year term beginning on September 8, 2008, the date on which he began serving as the chief financial officer, which was automatically renewed for successive one year terms unless either party provided notice of non-renewal at least 180 days prior to the end of any then-existing term. The agreement was automatically renewed by the company on September 8, 2014. The company is required to pay Mr. Rubin a base salary of $400,000 per year, with annual review for increase by the company. His salary was increased by 3.5% to $501,044 on April 1, 2014 and by a further 3.8% to $520,000 on April 1, 2015. Rubin is entitled to an annual target bonus opportunity of 75% of his base salary. As a sign-on equity award, Mr. Rubin received a grant of options under the 2008 MIP for 75,358 shares exercisable at $40.68 per share which vested in one-third increments on October 1, 2009, 2010 and 2011. Mr. Rubin is also entitled to benefits and participation in other compensation plans, including annual incentive and stock option plans, on a basis at least as favorable as other similarly situated senior level executives of the company. In connection with the relocation of the company's headquarters to Scottsdale, Arizona in early 2014, Mr. Rubin declined to relocate, and the company and he agreed on April 28, 2014 to certain transition arrangements under an amendment to his employment agreement. Under those transition arrangements, upon his departure, his employment will be considered terminated without cause. He will be entitled to receive pro-rata target bonus for the period he served the company in 2015, payable upon his departure. If his employment had terminated as of December 31, 2014, this target bonus payment would have been $375,783. Upon his departure, Mr. Rubin will also receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options and RSU awards, and the continued payment of his base salary for a period of twelve months after the date of termination, which as of December 31, 2014 would have been $501,044.

        Under his employment agreement, had Mr. Rubin's employment been terminated without cause by the company or had he terminated his employment with the company for good reason in connection with, or within two years after, a change of control, he would have been entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurred, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, and any other payments payable under applicable benefit plans, and the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options and RSU awards. Under the employment agreement, good reason for termination by Mr. Rubin for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Rubin had terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $375,783 in bonus for the year of termination, $1,753,654 of severance, and $22,188 in additional payments and benefits. In addition, the value of his accelerated stock options would have been $522,487 and the value of his accelerated RSU awards would have been $663,572, based on the $60.03 closing price of the company's stock on that date.

        In addition, if any of the payments or benefits received by Mr. Rubin in connection with a termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Rubin an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. Under the circumstances of his termination of employment, Mr. Rubin will not be entitled to any gross-up payment.

        Following his termination under any circumstances, Mr. Rubin will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of 12 months from the date of his termination.

        Sam K. Srivastava.    Under the employment agreement between Mr. Srivastava and the company, dated September 18, 2013, Mr. Srivastava serves as chief executive officer of Magellan Healthcare. The agreement was for a one-year term ending on September 22, 2014, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered termination without cause. The agreement was automatically renewed as of September 23, 2014. The company will pay Mr. Srivastava a base salary of $485,000 per year, with annual review for increase. Mr. Srivastava's base salary for 2014 was increased by 15.5% to $560,000 on July 21, 2014 and by a further 7.1% to $600,000 on April 1, 2015. Mr. Srivastava is entitled to an annual target bonus opportunity of 65% of base salary, which was increased to 75% in 2014. Under the agreement, the company granted Mr. Srivastava as a sign-on equity award 60,000 options to purchase share at an exercise price of $61.32 on October 1, 2013 with a ten-year term. The agreement provides for benefits commensurate with Mr. Srivastava's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Srivastava:  If Mr. Srivastava resigns without good reason as described below, he would receive all base salary accrued through the date of termination,

    accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and RSU awards.

  •
  Termination without cause by the company or for good reason by Mr. Srivastava:  Upon any such termination, Mr. Srivastava would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to twelve months of base salary, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option and RSU awards. Under the employment agreement, good reason for termination by Mr. Srivastava for these purposes includes a relocation of his reporting office, a material diminution of his duties and responsibilities, his no longer reporting to the chief executive officer, or a material reduction of his base salary to an amount less than the initial base salary set forth in his employment agreement. The company estimates that if Mr. Srivastava had terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $420,000 in bonus for the year of termination, $560,000 of severance and $14,792 in additional payments and benefits.

  •
  Termination without cause by the company or for good reason by Mr. Srivastava in connection with or within two years after a change in control: Upon any such termination, Mr. Srivastava would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of his base salary plus target bonus payable in a single installment immediately after termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option and RSU awards. Under the employment agreement, good reason for termination by Mr. Srivastava for these purposes includes a relocation of his reporting office, a material diminution of his duties and responsibilities, or a material reduction of his base salary. The company estimates that if Mr. Srivastava had terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $420,000 in bonus for the year of termination, $1,960,000 of severance and $22,188 in additional payments and benefits. In addition, the value of his accelerated stock options would have been $72,750 and the value of his accelerated RSUs would have been $120,540, based on the $60.03 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Srivastava would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Srivastava (or his estate) would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and RSU awards. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, subject to achievement of applicable company financial performance targets.

        Following his termination under any circumstances, Mr. Srivastava will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Tina Blasi.    The company entered into an employment agreement and related amendment no. 1 with Ms. Blasi on February 25, 2008 for her to serve as the chief executive officer of National Imaging

Associates, Inc. The agreement provided for an initial one-year term beginning on February 25, 2008, which was automatically renewed for successive one-year terms unless either party provided notice of non-renewal at least 15 days prior to the end of any then-existing term. The agreement was automatically renewed for an additional one-year term on February 25, 2014. Any failure to renew the agreement by the company is considered a termination without cause. The company is required to pay Ms. Blasi a base salary of $375,000 per year, with annual review for increase. In February 2014, she was named chief executive officer of NIA Magellan. Her base salary was increased by 3% to $454,248 on April 1, 2014 and by a further 4.6% to $475,000 on April 1, 2015. Ms. Blasi is entitled to an annual target bonus opportunity of at least 60% of her base salary. Ms. Blasi also received a sign-on bonus of $50,000, a grant of options under the 2008 MIP for 30,000 shares exercisable at $41.98 per share which vested in one-third increments on March 3, 2009, 2010 and 2011, and a grant of 1,500 RSUs under the 2008 MIP which vested in one-third increments on June 2, 2009, 2010 and 2011. Her employment agreement was amended in early April 2013 to provide her greater severance payments upon termination without cause or for good reason in connection with or within two years after a change of control. Ms. Blasi will also be entitled to benefits and participation in other compensation plans, including annual incentive and stock options plans, as may be in effect for employees at her level. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Ms. Blasi:  If Ms. Blasi resigns without good reason as described below, she would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company:  Upon any such termination, Ms. Blasi would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options and RSU awards, and the continued payment of her base salary for a period of twelve months after the date of termination. Also, the company may in its discretion pay her a pro rata portion of any bonus that she would have earned had she been employed for the full calendar year, subject to achievement of applicable company financial performance targets. The agreement is considered terminated without cause by the company if, among other things, Ms. Blasi's position is relocated or there is a material reduction in her base salary, or if the company provides notice of non-renewal of the agreement. The company estimates that if Ms. Blasi had terminated employment on December 31, 2014 under these circumstances, she would have been entitled to approximately $454,248 of continued base pay, target bonus of $272,549 and $5,429 in additional payments and benefits.

  •
  Termination without cause by the company or with good reason by Ms. Blasi in connection with, or within two years after, a change of control:  Upon any such termination, Ms. Blasi would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options and RSU awards. Under the employment agreement, good reason for termination by Ms. Blasi for these purposes includes a material reduction in her salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or her bonus opportunity, a material diminution in her duties or responsibilities or a relocation. The company estimates that if Ms. Blasi had terminated employment on December 31, 2014 under these circumstances, she would have been entitled to approximately $272,549 in bonus for the year of termination, $1,453,594 of severance, and $8,144 in additional payments and benefits. In addition, the value of her accelerated stock options would have been $392,911 and the value of her accelerated RSUs would have been $486,723, based on the $60.03 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Ms. Blasi would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Ms. Blasi (or her estate) would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination. Also, the company may in its discretion pay her (or her estate) a pro rata portion of any bonus that she would have earned had she been employed for the full calendar year, subject to achievement of applicable company financial performance targets.

        Following her termination under any circumstances, Ms. Blasi will be subject to a non-competition covenant and covenants prohibiting her from soliciting any company customers or soliciting or hiring employees for a period of one year following her termination or any longer period for which she continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Daniel N. Gregoire.    Under the employment agreement between Mr. Gregoire and the company, effective January 24, 2005, as amended on July 28, 2006 and December 1, 2008, Mr. Gregoire serves as executive vice president, general counsel and secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2015. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. His base salary was increased by 3.2% to $433,606 on April 1, 2014 and by a further 6.1% to $460,000 on April 1, 2015. Mr. Gregoire is entitled to an annual target bonus opportunity of 50% of base salary. Under the agreement, the company granted Mr. Gregoire as a sign-on equity award 50,000 options to purchase shares at an exercise price of $36.16 on January 24, 2005 with a ten-year term. The agreement provides for benefits commensurate with Mr. Gregoire's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Gregoire:  If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and RSU awards.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30, pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and his stock options and RSU awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $216,803 in bonus for the year of termination, $650,409 in severance and $11,005 in additional payments and benefits.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control: Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that, if Mr. Gregoire terminated employment on December 31, 2014 under these circumstances, he would have been entitled to approximately $216,803 in bonus for the year of termination, $1,300,818 in severance, and $16,507 in additional payments and benefits. In addition, the value of his accelerated stock options would have been $335,661 and the value of his accelerated RSU awards would have been $402,561 based on the $60.03 closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock options and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Gregoire (or his estate) would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option or RSU awards. In addition, the company may pay Mr. Gregoire a pro rata portion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable company financial performance targets.

        In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Gregoire would not have received a gross-up payment with respect to excise tax under Section 4999 if his employment had terminated on December 31, 2014.

  Change in Control Definitions

        For purposes of Mr. Smith's employment agreement, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 30% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date the agreement was entered into or whose election or nomination was supported by two-thirds of the incumbent directors, (iii) the company adopts a plan of liquidation providing for the distribution of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company combines with another company and is the surviving corporation but the existing shareholders own 50% or less of the voting interests in the combined company. For purposes of the employment agreements for Messrs. Rubin and Srivastava, Ms. Blasi and Mr. Gregoire, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 51% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date of their employment agreement amendments or whose election or nomination was supported by a majority of the incumbent directors, (iii) the company's board and, if required, the shareholders approve the dissolution of the company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company merges or combines with another company and the existing shareholders own 50% or less of the voting interests in the successor company.

  Report of Audit Committee

        The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of the company's website at MagellanHealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company's financial statements and for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the company's internal controls over financial reporting. The independent auditors are accountable to the board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the company's independent auditors.

        In performance of this oversight function, the committee has reviewed and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that the company's auditors are in fact "independent."

        Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.

The Audit Committee
Michael S. Diament (Chair) Mary F. Sammons Michael P. Ressner William McBride

        The information set forth above under the headings "Report of Management Compensation Committee" and "Report of Audit Committee" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

PROPOSAL NUMBER TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K. The vote does not cover the compensation paid to our directors or our policies for compensating employees as they relate to risk management. The text of the resolution in respect of Proposal Number Two is as follows:

        "RESOLVED, that the compensation paid to the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

2014 Highlights

  •
  Our 2014 segment profit and earnings per share were significantly above our guidance ranges.

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  In 2014, we returned $198 million to shareholders through our share repurchase program and $1.064 billion since the program was launched in 2008.

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  Our annual and long-term incentive compensation is 100% performance-based.

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  A large portion of our Named Executive Officers' 2014 compensation was variable based on their performance—over 80% for our CEO.

  •
  A large portion of our executives' 2014 compensation was in the form of equity grants which vest over time and are tied to the creation of shareholder value—56% for our CEO during 2014.

  •
  The 2014 long-term incentive compensation of our executives is 75% in the form of options, which only have a realizable value to our executives if value is created for our shareholders and, if no value is created, then these options provide no value to our executives, and 25% in the form of restricted stock units which only vest if the company meets specified minimum adjusted earnings per share and return on equity thresholds.

  •
  We have strong equity ownership requirements for our executives and clawback provisions which help align the interests of our executives with those of our shareholders.

  •
  In 2014, we modified our short-term incentive plan to add growth in the company's adjusted net income as an additional performance metric, in order to better align individual employee performance goals with our growth strategy. Under the 2014 Incentive Compensation Plan (the "ICP"), bonuses were weighted 95% for achievement of annual segment profit targets for the company and/or the relevant business unit and 5% for achievement of growth of company-wide adjusted net income in 2014 over 2013. Beginning in 2015, these bonuses will be weighted 90% for achievement of annual segment profit targets for the company and/or the relevant business unit and increasing to 10% for achievement of annual growth of company-wide adjusted net income, as we continue to align our incentive plan with our growth strategy.

  •
  In 2015, we began awarding performance-based restricted stock units to our executive officers in place of performance-vesting restricted stock units, as part of our long-term incentive awards. The PSUs cliff-vest as to 100% after a three-year performance period, and the number of shares issuable under the PSUs will be determined by the company's total shareholder return during that period as compared to the total shareholder returns of the companies included in the S&P Health Care Services Industry Index.

        As described in detail above under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and reward our executive officers, in order to deliver value to our stockholders. The executive compensation programs are designed and administered by our Management Compensation Committee (the "Committee"), which consists of three independent directors, with advice and support from independent compensation consultants. Our compensation programs have been developed using the following principles:

  •
  Our compensation programs are designed to reward performance on an individual level, performance within the executive's area of responsibility and the performance of the company as a whole.

  •
  We use comparable company compensation data to set the cash compensation of our executive officers at levels near the averages paid by comparable companies in order to recruit and retain appropriate personnel, and to set long-term incentive compensation at levels that are above the average where performance is correspondingly above average.

  •
  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company.

  •
  Our compensation programs balance the need to incent and reward short-term results with the need to build long-term value for our stockholders.

        In response to comments from some of our significant shareholders, in 2014 we modified our short-term incentive plan to better align individual employee performance goals with our growth strategy. Under the 2014 Incentive Compensation Plan, bonuses for 2014 were weighted 95% to achievement of annual segment profit targets for the company and the relevant business unit and 5% to achievement of annual growth of company-wide adjusted net income for 2014. Beginning in 2015, bonuses will be weighted 90% to achievement of annual segment profit targets for the company and/or the executive's relevant business unit and 10% to achievement of annual growth of company-wide adjusted net income. The ICP is designed to promote our strategy of growing our increasingly diversified business segments.

        Also in response to comments from some shareholders, in 2015 we granted our long-term equity incentive awards 75% in the form of stock options and 25% in the form of performance-based restricted stock units, the payments on which depend on the company's shareholder return as compared to the return generated by the group of companies included in the S&P Health Care Services Industry Index. These awards increase the rigor of our long-term equity incentive plan.

        We are recommending that stockholders vote for approval of the compensation to our Named Executive Officers for 2014 because we believe that their efforts were instrumental in achieving our successful operating results in 2014 and that our compensation programs functioned in 2014 as they were designed to do in accordance with the principles discussed above.

        The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve Proposal Number Two.

        The stockholder vote on Proposal Number Two is advisory and therefore not binding on the company and the Committee. However, our board of directors and the Committee value the opinions of our stockholders, and the Committee will review and consider the voting results when acting on our executive compensation programs in the future. The next stockholder vote on executive compensation will be in connection with the 2016 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER TWO

PROPOSAL NUMBER THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        Following the recommendation of our Audit Committee, our board of directors has appointed, and recommends shareholder ratification of the appointment of, Ernst & Young LLP as our independent auditor for the fiscal year 2015. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER THREE

Audit, Audit-Related, Tax and Other Fees and Approval of Audit and Non -Audit Services

        Ernst & Young LLP was our independent auditor for the year ending December 31, 2014, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2015. Under the Audit Committee's policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2014 fees described below were pre-approved by the full Audit Committee.

  2014 and 2013 Audit, Audit-Related, Tax and Other Fees

        The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services during 2014 and 2013.

 Audit, Audit-Related, Tax and Other Fees

	2014 Actual Fees	2013 Actual Fees
Audit Fees(1)	$3,376,800	$3,386,870
Audit-Related Fees(2)(3)	1,072,364	741,265
Tax Fees(2)	194,600	110,608
Other Fees	—	—
Total Fees(2)(4)	4,643,764	4,238,743

(1)
Includes fees and expenses related to the fiscal year audit and quarterly reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)
Includes fees and expenses for services rendered from January through December of the respective year, notwithstanding when the fees and expenses were billed.

(3)
Includes fees related to employee benefit plans ($71,600), SSAE 16 reports ($318,491) and IT agreed-upon procedures ($200,679) and acquisition-related due diligence ($481,594) in 2014.

(4)
Total fees include direct out-of-pocket expenses.

ADDITIONAL INFORMATION

Shareholder Proposals

        In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, a shareholder proposal must be received by our Secretary at our principal offices in Scottsdale, Arizona, on or before December 11, 2015. A shareholder proposal submitted for inclusion in our proxy statement and form of proxy must also comply with the other requirements set forth in SEC Rule 14a-8. Any shareholder proposal to be presented at the 2016 annual meeting of shareholders that is not submitted in accordance with Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2015 annual meeting of shareholders (February 20, 2016) and may not be presented for a vote unless it is also otherwise in compliance with the requirements set forth in our by-laws.

Solicitation

        All costs and expenses associated with soliciting proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained MacKenzie Partners, Inc., a proxy-soliciting firm, to assist in the solicitation of proxies and will pay that firm a fee of approximately $10,500 plus reimbursement for out-of-pocket expenses. The company will bear the total amount of those fees and expenses. The company's engagement of MacKenzie Partners, Inc. provides for the solicitation of institutions, money managers and other professional investors and individual investors, and strategic advice on proxy solicitation matters.

 OTHER MATTERS

        As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and is to be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

        We will provide without charge to each beneficial holder of our common stock on the record date, upon the written or oral request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct for all employees. Any such requests should be made in writing or by telephone to the Investor Relations Department, Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251, tel. (877) 645-6464. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Code of Conduct, and other Securities and Exchange Commission filings are also available on our website at MagellanHealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and material waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our internet site.

PROXY	MAGELLAN HEALTH, INC.	PROXY

 PROXY FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 20, 2015

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barry M. Smith, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of common stock of Magellan Health, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2015 Annual Meeting of Shareholders to be held at the W Scottsdale Hotel, 7277 East Camelback Road, Scottsdale, Arizona 85251, on May 20, 2015, at 7:30 a.m., local time, and at any adjournment or postponement thereof.

THE DIRECTORS RECOMMEND A VOTE “FOR” THE DIRECTORS IN ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

Nominees

	☐ FOR ALL NOMINEES	☐ Eran Broshy Term Expiring 2018

	☐ WITHHELD AUTHORITY	☐ Kay Coles James Term Expiring 2018
FOR ALL NOMINEES
☐ Mary F. Sammons Term Expiring 2018

	☐ FOR ALL EXCEPT	☐ John O. Agwunobi, M.D. Term Expiring 2017

Instructions: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

3.	Ratification of Ernst & Young LLP as Independent Auditor for Fiscal Year 2015.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2015.

The company’s proxy statement and form of proxy for its 2015 Annual Meeting of Shareholders, to be held at 7:30 a.m., local time, on May 20, 2015, at the W Scottsdale Hotel, 7277 East Camelback Road, Scottsdale, Arizona 85251 and its 2014 Annual Report to Shareholders, are available on the company’s website at http://ir.MagellanHealth.com/financials.cfm.

Please sign in the same form as name appears hereon.	Dated: , 2015
Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.
Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS